UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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KNOWLES CORPORATION
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NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS
March 11, 2020
Dear Fellow Stockholders:
Notice is hereby given that the 2020 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the "2020 Annual Meeting") of Knowles Corporation, a Delaware corporation (including any consolidated subsidiaries thereof, the "Company," "Knowles," "we," "us" and "our") will be held on April 28, 2020 at 9:15 a.m. local time, at Sofitel Chicago Magnificent Mile, 20 East Chestnut Street, Chicago, Illinois 60611, for the following purposes:

1.	to elect five directors named in the attached Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2020;

3.	to approve, on a non-binding, advisory basis compensation of named executive officers;

4.	to vote, on a non-binding, advisory basis on the frequency of future advisory votes to approve our named executive officer compensation;

5.	to approve the Amended and Restated 2018 Equity and Cash Incentive Plan; and

6.	to transact any other business that may properly come before the 2020 Annual Meeting.
All shareholders of record at the close of business on March 2, 2020 (the "Record Date") are entitled to vote at the 2020 Annual Meeting or any postponement or adjournment thereof. We plan to send a Notice of Internet Availability of Proxy Materials on or about March 11, 2020. Your vote is very important. Whether or not you plan to attend the meeting, we urge you to review the proxy materials and vote your shares as soon as possible by carefully following the instructions on the Notice of Internet Availability of Proxy Materials. Alternatively, if you have requested written proxy materials, please sign, date and return the proxy card in the return envelope provided as promptly as possible.
Thank you for your continued support of our Company.
On behalf of the Board of Directors,
ROBERT J. PERNA
Secretary
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting to be Held on April 28, 2020: The Proxy Statement for the 2020 Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at www.proxyvote.com.

PROXY STATEMENT

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information that you should consider in connection with the matters before the 2020 Annual Meeting. Please read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date	April 28, 2020
Time	9:15 a.m. local time
Place	Sofitel Chicago Magnificent Mile, 20 East Chestnut St., Chicago, IL 60611
Record Date	March 2, 2020
Voting
Shareholders at the close of business on the record date will be entitled to vote at the 2020 Annual Meeting. As of the record date, 92,369,618 shares of our common stock are expected and entitled to vote at the 2020 Annual Meeting. Shareholders are entitled to one vote for each share of common stock held. A majority of these shares present in person or represented by proxy at the 2020 Annual Meeting will constitute a quorum for the transaction of business. For more information on voting, attending the 2020 Annual Meeting and other meeting information, please see "Information about the 2020 Annual Meeting" on page 9 of this Proxy Statement.

YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the 2020 Annual Meeting, we urge you to date, sign and promptly return the enclosed proxy card in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2020 Annual Meeting. You can revoke your proxy at any time before the proxies you appointed cast your votes. If your bank, broker or other nominee is the holder of record of your shares (i.e., your shares are held in "street name"), you will receive voting instructions from such holder of record. You must follow these instructions in order for your shares to be voted. We urge you to instruct your bank, broker or other nominee, by following those instructions, to vote your shares in line with the Board's recommendations on the voting instruction form.

AGENDA AND BOARD RECOMMENDATIONS
		Unanimous Board Recommendation	See Page
Proposal 1	Election of five directors named in the attached Proxy Statement for a one-year term or until their respective successors have been duly elected and qualified	FOR	19
Proposal 2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020	FOR	31
Proposal 3	Non-binding, advisory vote to approve named executive officer compensation.	FOR	34
Proposal 4	Non-binding, advisory vote on the frequency of future advisory votes to approve our named executive officer compensation.	EVERY YEAR	35
Proposal 5	Approval of the Amended and Restated 2018 Equity and Cash Incentive Plan	FOR	64

DIRECTOR NOMINEES

Our Board is currently comprised of nine directors who are divided into three director classes. The Board is in the process of phased declassification, which began at the 2019 Annual Meeting and will conclude at the 2021 Annual Meeting. You are being asked to vote on the election of two Class I and three Class III directors of the Board listed below for a one-year term. For more information about the background and qualifications of the director nominees and the entire Board of Directors, please see "Nominees for Election to the Board" on page 19 of this Proxy Statement and "Additional Members of the Board" on page 25 of this Proxy Statement, respectively. For more information on the pending declassification of the Board, please see "Proposal 1 — Election of Directors" on page 19 of this Proxy Statement.

Name	Age	Independence	Tenure	Committees
Keith L. Barnes	68	Yes	6 years	Audit Committee Governance and Nominating Committee
Hermann Eul	61	Yes	5 Years	Compensation Committee
Donald Macleod	71	Yes	6 Years	Compensation Committee
Jeffrey S. Niew	53	No	6 Years	N/A
Cheryl Shavers	66	Yes	3 Years	Compensation Committee Governance and Nominating Committee

CORPORATE GOVERNANCE HIGHLIGHTS

•    Declassification of the Board starting at the 2019 Annual Meeting and completing at the 2021 Annual Meeting
•    Eight of nine directors are independent
•    Each Board committee is comprised of independent directors
•    Separate Chairman and Chief Executive Officer roles
•    Average director tenure is five years
•    Average age of directors is 64
•    Two of nine directors are women
•    Two of nine directors are racially diverse
•    Board policy limits director membership on other public company boards
•    Regular Board, committee and director evaluations
•    Each director attended at least 95% of Board meetings in 2019
•    Policies prohibiting hedging and pledging of Company stock
•    Simple majority voting standard for uncontested director elections with a director resignation policy
•    Amended the Charter to eliminate supermajority shareholder vote requirements to amend certain provisions of the Charter and the By-laws

EXECUTIVE COMPENSATION HIGHLIGHTS
Knowles' executive compensation program is designed to achieve the following key objectives:

•	Motivate executives to enhance long-term shareholder value;

•	Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;

•	Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and

•	Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.
We believe the following charts illustrate our pay-for-performance design of our executive compensation program, with a significant portion of annual targeted compensation delivered in the form of variable or at-risk compensation:
We made the following changes to our executive compensation programs.

•
We adopted an equal weighting of revenue and adjusted EBIT for the Knowles consolidated financial component of the 2019 annual bonus to provide a balanced focus on sales and earnings in our short-term incentive plan.

•
We replaced the stock price modifier in our performance share unit plan with a relative total shareholder return modifier comparing our performance to the component companies of the S&P Semiconductor Select Industry Index.

•	We approved Compensia as our new independent compensation consultant; replacing Semler Brossy, who had supported us since our spin-off from Dover Corporation.
In line with our financial performance and our pay-for-performance philosophy, the following NEO total compensation actions were approved:

•	The base salaries, bonus target and LTIP award values for our CEO and the other NEOs remained unchanged from 2018;

•	Our CEO's 2019 annual bonus was paid at 49% of target; and

•	2019 annual bonuses for each of the other NEOs ranged from 69% to 82% of target.
In addition, the three-year performance period for the first performance share unit grant awarded in 2017 was recently completed and the payout was certified by the Committee at 50.5% of the target award for our CEO and the other applicable NEOs.

EXECUTIVE COMPENSATION HIGHLIGHTS, CONTINUED
The following highlights of our executive compensation describe certain practices applicable to the NEOs that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOS with those of our shareholders.

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 5x base salary; Other NEOs: 3x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.
✓	We do not grant stock options with an exercise price below fair market value on the date of grant.

INFORMATION ABOUT THE 2020 ANNUAL MEETING

1.	Who can vote at the 2020 Annual Meeting?
The record date for determining shareholders eligible to vote at the 2019 Annual Meeting is March 2, 2020. Holders of our common stock at the close of business on the record date may vote at the 2020 Annual Meeting. As of the close of business on that date, we had outstanding 92,369,618 shares of common stock. Each share of common stock is entitled to one vote on each matter and shareholders may not cumulate their votes.

2.	How many votes do I have?
You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include shares held by you as a "shareholder of record" and as a "beneficial owner."

3.	What is the difference between holding shares as a "shareholder of record" and as a "beneficial owner"?
If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares, and the proxy materials are being sent directly to you.
Most holders of our common stock hold their shares beneficially through a bank, broker or other nominee rather than of record directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and these proxy materials are being forwarded to you by your bank, broker or other nominee who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote your shares and you are also invited to attend the 2020 Annual Meeting. Your bank, broker or other nominee has enclosed a voting instruction form for you to use in directing them how to vote your shares. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your bank, broker or other nominee, by following the instructions on the enclosed voting instruction form, to vote your shares in line with the Board's recommendations.

4.	What is a proxy?
A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated three of our officers as the Company's proxies for the 2020 Annual Meeting. These officers are Jeffrey S. Niew, John S. Anderson and Robert J. Perna.

5.	How can I vote my shares?
Shareholders of Record. Shareholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Internet — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card.

•	By Telephone — You may submit your proxy by touch-tone telephone by calling the toll-free number on the enclosed proxy card.

•	By Mail — You may submit your proxy by signing, dating and returning your proxy card in the postage-paid envelope included.

•
In Person — You may attend the 2020 Annual Meeting and vote in person by completing a ballot. Attending the 2020 Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification to the 2020 Annual Meeting. You are encouraged to sign, date and return the proxy card in the postage-paid envelope provided regardless of whether or not you plan to attend the 2020 Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares (that is, you hold your shares in "street name" through an intermediary such as a bank, broker or other nominee), you will receive instructions from your bank, broker or other nominee as to how to vote your shares or submit a proxy to have your shares voted.

Your bank, broker or other nominee may not be able to vote your shares on any matters at the 2020 Annual Meeting unless you provide them instructions on how to vote your shares. You should instruct your bank, broker or other nominee how to vote your shares by following the directions provided by your bank, broker or other nominee. Alternatively, you may obtain a "legal proxy" from your bank, broker or other nominee and bring it with you to hand in with a ballot in order to be able to vote your shares at the 2020 Annual Meeting. If you choose to vote at the 2020 Annual Meeting, you must bring the following: (1) proof of identification and (2) a signed "legal proxy" from the shareholder of record (your bank, broker or other nominee) giving you the right to vote the stock.
General. If you submit your proxy using any of the methods above, Mr. Niew, Mr. Anderson or Mr. Perna will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director, for, against or abstain from voting on Proposals 2, 3 and 5, and any other proposals properly introduced at the 2020 Annual Meeting, and for every year, every two years, or every three years or abstain for voting for Proposal 4. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted: "FOR" the election of all five director nominees recommended by the Board as set forth on the proxy card (Proposal 1); "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2); "FOR" the approval, on a non-binding, advisory basis of named executive officer ("NEO") compensation (Proposal 3); to consider future advisory votes to approve our named executive officer compensation "EVERY YEAR" (Proposal 4); and "FOR" approval of the Amended and Restated 2018 Equity and Cash Incentive Plan (Proposal 5).
If a matter to be considered at the 2020 Annual Meeting is timely submitted pursuant to Rule 14a-4(c)(1) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), your proxy will authorize Jeffrey S. Niew, John S. Anderson, or Robert J. Perna to vote your shares in their discretion with respect to any such matter subsequently raised at the 2020 Annual Meeting. At the time this Proxy Statement was filed, we know of no matters to be considered at the 2020 Annual Meeting other than those referenced in this Proxy Statement.

6.	If I have already voted by proxy on one or more proposals, can I change my vote?
Yes. To change your vote by proxy, simply sign, date and return the enclosed proxy card or voting instructions form in the accompanying postage pre-paid envelope, or vote by proxy via telephone or the Internet in accordance with the instructions on the proxy card or voting instruction form. Only your latest dated proxy will count.

7.	How do I attend the 2020 Annual Meeting?
Only shareholders of the Company or their duly authorized proxies may attend the 2020 Annual Meeting. Proof of ownership of our shares must be presented in order to be admitted to the 2020 Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the 2020 Annual Meeting in person, you must bring proof of ownership, such as a legal proxy, your brokerage statement, the proxy card mailed to you by your bank, broker or other nominee or other proof of ownership as of the record date to be admitted to the 2020 Annual Meeting.
After the chairman opens the 2020 Annual Meeting, cameras, recording equipment, electronic devices, or packages will not be permitted in the 2020 Annual Meeting. The use of mobile phones during the 2020 Annual Meeting is also prohibited. You must present a valid government-issued picture identification, such as a driver's license or passport, to be admitted to the 2020 Annual Meeting.

8.	Will my shares be voted if I do nothing?
No. If your shares are registered in your name, you must sign and return a proxy card in order for your shares to be voted, unless you vote via telephone, the Internet, or in person at the 2020 Annual Meeting. If you submit (including by telephone or Internet) your proxy card with no instructions on how to vote, your shares will be voted in accordance with the recommendations of the Board of Directors.
If your shares are held in "street name" (that is, held for your account by a broker, bank or other nominee), your bank, broker or other nominee has enclosed a proxy card or voting instruction form with this Proxy Statement. We strongly encourage you to authorize your bank, broker or other nominee to vote your shares by following the instructions provided on the proxy card or voting instruction form. If you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction form with no instructions on how to vote, you stock will be voted in the broker's discretion only with respect to "routine" matters but will not be voted with respect to "non-routine" matters. The only routine matter on the ballot for the 2020 Annual Meeting is the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal 2).
Please return your proxy card or voting instruction form to your bank, broker or other nominee by proxy by signing, dating and returning the enclosed proxy card or voting instruction form in the accompanying postage pre-paid envelope or vote by proxy via telephone or the Internet in accordance with the instructions in the proxy card or voting instruction form. Please contact the person responsible for your account to ensure that a proxy card or voting instruction form is voted on your behalf.
We strongly encourage you to vote by proxy "FOR" the election of each of the five directors named in Proposal 1, "FOR" Proposals 2, 3 and 5, and "EVERY YEAR" on Proposal 4 by signing, dating and returning the enclosed proxy card today in the envelope provided. You may also vote by proxy by telephone using the toll-free number on the proxy card or by Internet using the website address on the proxy card. If your shares are held in "street name," you should follow the instructions on the voting instruction form provided by your bank, broker or other nominee, and provide specific instructions to your bank, broker or other nominee to vote as described above.

9.	What constitutes a quorum?
For purposes of the 2020 Annual Meeting, there will be a quorum if the holders of a majority of the outstanding shares of our common stock are present in person or by proxy. Votes withheld, abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the 2020 Annual Meeting. In the absence of a quorum, the 2020 Annual Meeting may be adjourned by a majority of the votes entitled to be cast either present in person or represented by proxy or by any officer entitled to preside at the 2020 Annual Meeting.

10.	What is the effect of abstentions and broker non-votes?
If you specify that you wish to "abstain" from voting on an item, then your shares will not be voted on that particular item. Abstentions will count as a vote against the proposals, other than for the election of directors (Proposal 1) and for the advisory vote regarding the frequency of future advisory votes to approve our named executive officer compensation (Proposal 4). Abstentions will not have an effect on the election of directors because abstentions are not considered votes cast for or against a nominee, although abstentions will result in directors receiving fewer votes. Similarly, because the advisory vote regarding frequency of future say on pay advisory votes requires shareholders to either indicate a preference between three options ("every year," "every two years" or "every three years") or choose to "abstain," abstentions will only result in fewer votes being cast for the other three options. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP ("PwC") as our independent public accounting firm (Proposal 2), to approve the Company's NEO compensation (Proposal 3), and to approve the Amended and Restated 2018 Equity and Cash Incentive Plan (Proposal 5), abstentions will have the effect of a vote against those proposals.
Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in "street name" on particular "non-routine" proposals and the "beneficial owner" of those shares has not instructed the broker to vote on those proposals. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the 2020 Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote. Broker non-votes will have no direct effect on the outcome of the election of directors, on the advisory resolution on executive compensation, or on the frequency of future advisory votes on executive compensation.

11.	What vote is required to approve each matter and how are the voting results determined?

Proposal	Vote Required for Approval	Abstentions and Broker Discretionary Voting
Proposal 1 Election of directors	Majority of votes cast	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 2 Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting permitted.
Proposal 3 Approval, on an advisory, non-binding basis, of named executive officer compensation	The affirmative vote of a majority of shares present in person or by proxy and entitled to vote on the proposal is required to approve the proposal.	Abstentions have the same effect as a vote against the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 4 Non-binding, advisory vote regarding the frequency of future advisory votes to approve our named executive officer compensation	The frequency receiving the most votes will be considered the preference of the shareholders.	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.
Proposal 5 Approval of the Amended and Restated 2018 Equity and Cash Incentive Plan	Majority of votes cast	Abstentions have no effect on the outcome of the proposal. Broker discretionary voting is not permitted. Broker non-votes have no effect on the outcome.

12.	How do I find out the results of the vote?
We expect to report preliminary results on a Form 8-K within four business days of the 2020 Annual Meeting. We will report final results as certified by the independent inspector of elections as soon as practicable on a Form 8-K. You can access both Form 8-Ks and our other reports we file with the Securities and Exchange Commission (the "SEC") at our website at investor.knowles.com or at the SEC's website at www.sec.gov. The information provided on these websites is for informational purposes only and is not incorporated by reference into this Proxy Statement.

CORPORATE GOVERNANCE
We are committed to conducting our business in accordance with the highest level of ethical and corporate governance standards. Our Board periodically reviews Knowles' corporate governance practices and takes other actions to address changes in regulatory requirements, developments in governance best practices and matters raised by shareholders. The following describes some of the actions taken to help ensure that our conduct earns the respect and trust of shareholders, customers, business partners, employees and the communities in which we live and work.
Governance Guidelines and Codes
Our Board has adopted written corporate governance guidelines (the "Corporate Governance Guidelines") that set forth the policies and procedures by which the Company and the Board are governed. In addition, our Board and its committees have adopted policies and procedures that govern how the Company and its executives conduct business and manage risk. These documents are available on our website at investor.knowles.com.
Director Independence
Our Corporate Governance Guidelines provide that at least two-thirds of the Board and all of the members of the Audit, Compensation and Governance and Nominating Committees must be independent from management and must meet all of the applicable criteria for independence established by the NYSE, the SEC and the Board. Our Board makes an annual determination of the independence of each director. No director may be deemed independent unless the Board determines that neither the director nor any of the director's immediate family members has a material relationship with Knowles, directly or as an officer, shareholder or partner of an organization that has a material relationship with Knowles.
Our Board has determined that each director who served on the Board in 2019, except for Mr. Niew, has no material relationship with Knowles and meets the independence requirements of the NYSE and the SEC. In addition, all members of our Board, except for Mr. Niew, meet our Standards for Director Independence, which are available on our website at investor.knowles.com.
Board Leadership Structure
Our Board has adopted a structure whereby the Chairman of the Board is an independent director. Our Board believes that having a chairman who is independent of management provides strong leadership for the Board and helps ensure critical and independent thinking with respect to our Company's strategy and performance. Our CEO is also a member of the Board as the management representative. We believe this is important to make information and insight directly available to the directors in their deliberations. Our Board believes that this structure provides an appropriate, well-functioning balance between non-management and management directors that combines experience, accountability and effective risk oversight.
Risk Oversight
Senior management is responsible for day-to-day management of risks facing Knowles, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of these responsibilities and for assessing the Company's overall approach to risk management. The Board regularly assesses significant risks to the Company in the course of its review and oversight of the Company's strategy and the Company's annual operating plan. As part of its responsibilities, the Board and its standing committees also regularly review material strategic, operational, financial, legal, compensation and compliance risks with executive officers. The Audit Committee also performs an oversight role with respect to financial, legal, cybersecurity, enterprise and compliance risks, and reports on its findings and assessments at each regularly scheduled Board meeting. The Compensation Committee considers risk in connection with its design of compensation programs, and has engaged an independent compensation consultant to assist in mitigating compensation-related risk. The Governance and Nominating Committee oversees and monitors risks relating to the Company's governance structure and processes.
Director Attendance at Shareholders Meetings
Directors are encouraged to attend the annual meeting of the stockholders. Four directors attended the 2019 Annual Meeting. All current directors, except Mr. Lochridge who is retiring as of the 2020 Annual Meeting, are expected to attend the 2020 Annual Meeting.
Directors' Meetings
Our Board conducts executive sessions in conjunction with its regularly scheduled meetings at least quarterly without management representatives present. Mr. Macleod, as Chairman of the Board, presides at these sessions. If Mr. Macleod is determined to no longer be an independent director or is not present at any of these sessions, the Chair of the Governance and Nominating Committee, who is currently Mr. Barnes, will preside. Our Board and its committees conduct annual self-evaluations of their performance.
Audit Committee Procedures; Disclosure Controls and Procedures Committee
The Audit Committee holds quarterly meetings at which it routinely meets separately with each of our independent registered public accounting firm, PwC, our Chief Audit Executive and management to assess certain matters including the status of the independent audit process and management's assessment of the effectiveness of the Company's internal controls over financial reporting. In addition, the Audit Committee, as a whole, reviews and meets to discuss each Form 10-Q and Form 10-K (including the financial statements) prior to the filing of those forms with the SEC. Management has a Disclosure Controls and Procedures Committee, which includes among its members our Chief Financial Officer, Controller, Vice President of Investor Relations, Vice President of Tax, Chief Audit Executive and General Counsel. This management committee meets at least quarterly to review our quarterly earnings releases and each Form 10-Q and Form 10-K and our disclosure controls and procedures.
Complaints "Hotline" and Communication with Directors
In accordance with the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), the Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters ("accounting matters") and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns may be submitted anonymously to Knowles, in care of our Director of Compliance or General Counsel, or through an external service provider, by mail, telephone or via the Internet as described in our Code of Business Conduct and Ethics, which is available on our website at investor.knowles.com. Shareholders and other interested persons may also communicate with our Board and the non-management directors using any of these methods or channels.
Compensation Consultant Independence and Fee Disclosure
The Compensation Committee has the authority and discretion to retain external compensation consultants and other advisors as it deems appropriate. The Compensation Committee has adopted a policy providing for the continuing independence and accountability to the committee of any advisor retained by the committee to assist the committee in the discharge of its duties. The policy formalizes the independent relationship between the committee's advisors and Knowles, while permitting management limited ability to access the advisors' knowledge of Knowles for compensation matters.
In order to ensure the independence of the compensation consultant, the consultant reports directly to the Compensation Committee and works specifically for the committee solely on executive compensation matters. Under the policy, the Compensation Committee will annually review and pre-approve services that may be provided by the independent advisor to management without further committee approval. Compensation Committee approval is required prior to management retaining the Compensation Committee's independent advisor for any executive compensation services or other consulting services or products above an aggregate annual limit of $50,000.
The Compensation Committee's independent compensation consultant periodically reviews and advises on the adequacy and appropriateness of our overall executive compensation plans, programs and practices and, from time to time, answers specific questions raised by the Compensation Committee or management. Compensation decisions are made by, and are the responsibility of, the Compensation Committee and our Board, and may reflect factors and considerations other than the information and recommendations provided by the Compensation Committee's consultant.
In April 2019, the Compensation Committee approved a change in its independent compensation consultant from Semler Brossy Consulting Group LLC (“Semler Brossy”) to Compensia, Inc. (“Compensia”). During 2019, Semler Brossy and Compensia provided no other services to, and had no other relationship with, Knowles. Both Semler Brossy and Compensia focus on executive compensation matters and do not have departments, groups or affiliates that provide services other than those related to executive compensation and benefits.
Qualifications and Nominations of Directors
The Governance and Nominating Committee considers and recommends to the Board nominees for election to, or for filling any vacancy on, our Board or its committees in accordance with our By-Laws, our Corporate Governance Guidelines and the Governance and Nominating Committee's charter. As part of the Board’s succession planning, the

Governance and Nominating Committee periodically reviews the skills and experience of each of the current directors and uses a board skills matrix to ensure the Board as a whole appropriately reflects the key attributes, experiences, qualifications and skills most needed to support the Company’s long-term strategy. Upon completion of the Board skills matrix, the Governance and Nominating Committee identifies areas of director knowledge and experience that may benefit the Board in the future and uses that information as part of the director search and nomination effort. To be considered for Board membership, a nominee for director must be an individual who has the highest personal and professional integrity, who has demonstrated exceptional ability and judgment, and who will be most effective, in conjunction with the other members of our Board, in serving the long-term interests of our shareholders.
The Governance and Nominating Committee also considers directors' qualifications as independent directors (the Board requires that at least two-thirds of its members be independent and all of the members of the Audit, Compensation and Governance and Nominating Committees be independent); the Audit Committee's process of determining the financial literacy of members of the Audit Committee and the qualification of Audit Committee members as "audit committee financial experts;" the qualification of Compensation Committee members as "independent directors" and "non-employee directors;" and the diversity, skills, background and experiences of Board members in the context of the needs of the Board. In consideration of directors' qualifications, the Governance and Nominating Committee may also consider such other factors as it may deem to be in the best interests of Knowles and its shareholders. The Board believes that a diverse membership having a variety of skills, styles, experience and competencies is an important feature of a well-functioning board. Accordingly, the Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates.
Whenever the Governance and Nominating Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to our Board is required or advisable, it will consider recommendations from directors, management, shareholders and, if it deems appropriate, consultants retained for that purpose. It is the policy of the Governance and Nominating Committee to consider director candidates recommended by the Company's shareholders and apply the same criteria in considering those director candidates that it employs in considering candidates proposed from any other source. Shareholders who wish to recommend an individual for nomination should send that person's name and supporting information to the committee, in care of the Secretary of Knowles. Shareholders who wish to directly nominate an individual for election as a director, without going through the Governance and Nominating Committee, must comply with the procedures in our By-Laws. For more information, please see "Shareholder Proposals and Director Nominations for the 2021 Annual Meeting" on page 74 of this Proxy Statement.
Insider Trading Policy
We maintain an insider trading policy that contains prohibitions on, among other items, officers, directors and employees purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit.
Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Exchange Act so that they can prudently diversify their asset portfolios and exercise their stock options before expiration.
Prohibition on Hedging, Pledging and Short Sales
The Company prohibits its directors, executive officers, and employees who receive long-term incentive plan awards (and their respective family members) from engaging in any hedging transactions or any form of hedging involving the Company's securities, including short sales, put and call stock options, pre-paid variable forward contracts, equity swaps, collars, and exchange funds. In addition, such persons may not pledge or hypothecate or approve the pledging or hypothecation of any Company securities which they own or beneficially control, as collateral for any loan or line of credit or to hold Company securities in a margin account.

Stock Ownership Guidelines
Knowles has stock ownership guidelines for NEOs of 5x base salary for the CEO and 3x base salary for the other NEOs. NEOs have five years from the date on which they become subject to the guidelines to satisfy the applicable guideline level and, if the level is not achieved, the Compensation Committee, in consultation with management, has paid a portion of that NEO's annual bonus or other awards in shares. Once an individual reaches age 58, the Compensation Committee will have the discretion to relax the applicable guidelines for that NEO. For the purposes of these guidelines, ownership includes shares owned outright or held in a trust by the individual and jointly with, or separately by, the individual's spouse and/ or children sharing the same household as the individual, shares held through Knowles' 401(k) plan, share units held through Knowles' Deferred Compensation Plan (the "Deferred Compensation Plan"), and the "in-the-money" value of vested, unexercised stock options and stock-settled appreciation rights. As of December 31, 2019, Messrs. Niew, Anderson, Giesecke and Scherp were in compliance with their ownership guideline, and Mr. Perna was on track to meet his ownership guideline within the five-year period.
In addition, to further align the interest of the independent directors of the Board with the Company's shareholders, the Board has adopted stock ownership guidelines for the non-employee directors. Under the guidelines, each non-employee director is expected to own Company common stock with a value at least equal to four times the base annual cash compensation paid to such director during the period he or she serves as a director, not including any additional cash compensation paid to chairs of the Board or committees. Non-employee directors are expected to meet these requirements within five years after the date of their election or appointment to the Board. As of December 31, 2019, all of our non-employee directors were in compliance with these guidelines or are expected to be in compliance with these guidelines within such five-year period.
Clawback Policy
The Company has adopted a formal incentive clawback policy, which it believes is reflective of the maturation of Knowles as a public company and indicative of sound corporate governance. In the event of a financial restatement, the Compensation Committee has the authority to require the return, repayment or forfeiture of any performance-based compensation (cash and equity) for a period of up to 24 months after such payment or award was made regardless of fault.

CORPORATE RESPONSIBILITY AND INVESTOR ENGAGEMENT
Corporate Responsibility and Sustainability
The Company is committed to conducting business in an ethical, socially responsible and environmentally sustainable manner. Our Board, primarily though its Governance and Nominating Committee, oversees our corporate responsibility and sustainability programs. In addition, we have adopted a number of practices and policies to advance these programs. More information can be found at www.knowles.com in our Corporate Social Responsibility section, including links to reports and documents. The information contained on www.knowles.com is provided for reference only and is not incorporated by reference into this Proxy Statement.
As the sustainability landscape evolves, the Company continues to assess how we can communicate more effectively with investors about our sustainability programs and performance. As part of that process, and with the oversight of the Governance and Nominating Committee, the Company intends to implement a more unified sustainability reporting framework in the coming year, including disclosures aligned with industry specific guidelines developed by the Sustainability Accounting Standards Board (SASB) and other metrics.
Corporate Governance and Ethical Business Practices
As a socially responsible company, we strive to align our business practices and policies with the needs of our key stakeholders, and to that end we have developed comprehensive governance policies that meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE's listing standards. Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and overall corporate governance structure is strengthened by our anonymous and confidential ethics and compliance hotline which allows us to hear our employees' suggestions, concerns or reports of misconduct.
We are committed to respecting human rights and establishing high ethical standards across the Company. We have a Human Rights Policy, which governs all employment and work activities involving our employees in our facilities worldwide. The Human Rights Policy is consistent with the core tenets of the International Labor Organization's fundamental conventions and the United Nations Universal Declaration of Human Rights, and is informed by other internationally recognized standards, including the Responsible Business Alliance. We expect our employees and business partners to abide by the provisions of the Human Rights Policy, which includes principles of non-discrimination, fair compensation and working hours, a ban on child labor, and freely chosen employment. We have also adopted a Statement on Modern Slavery and Human Trafficking, which highlights the policies and measures we have implemented under the United Kingdom Modern Anti Slavery Act of 2015. The statement was approved by our Board and can be accessed on our website at www.knowles.com.
Social Responsibility
In accordance with our values, we embrace a culture where bright, creative people are expected and celebrated, and everyone's contribution helps drive change and achieve success. We are committed to being a good corporate citizen by supporting the professional development and well-being of our employees and contributing to our community.
We are also highly committed to advancing the growth of women in the workplace and gender diversity in science, technology, engineering and mathematics (STEM) careers. Diversity and inclusion have always been core to our values, and we are passionate about increasing the representation of women in STEM careers and their presence in leadership roles. In furtherance of these ideals, we have partnered with the University of Illinois at Chicago (UIC) on a number of initiatives to support women engineers, including educational workshops, scholarships, and sponsorship of the UIC Women In Engineering Summer Program.
Environmental Stewardship
We are dedicated to preserving the environment for future generations and providing a healthy and safe workplace for our employees while promoting our continued success. Through sustainable practices, such as reducing waste, increasing energy efficiency and using renewable materials, we strive to meet the global environmental needs of today and tomorrow. We also promote our recycling program and provide new employees with reusable cups to reduce the use of single-use cups. We maintain an Environmental, Health and Safety Policy that reflects our continual efforts to reduce our carbon footprint and to ensure the health, safety and welfare of our employees. Examples of our continuing efforts concerning environmental stewardship include:

•	Conserving energy by using low-energy light bulbs throughout facilities and ensuring computers are shut down after work.

•	Recycling waste material.

•	Providing environmental, health and safety training and instruction at all levels.

•	Operating an environmental, health and safety management system that is aligned to the requirements of ISO 14001.

•	Informing our suppliers, including contractors, of our environmental, health and safety principles and requiring them to adopt practices aligned with these expectations.
Ongoing Shareholders Engagement Program
During 2019, we reached out to shareholders representing approximately 60% of shares outstanding and conducted meetings with investors who accepted our invitations to engage, which represented approximately 28% of shares outstanding. Overall feedback from these meetings was positive and supportive. As a result of these meetings and the approximately 92% support we received from our shareholders on say-on-pay at our 2019 Annual Meeting, the Compensation Committee decided that our 2019 executive compensation program should remain largely consistent with our 2018 program with two adjustments:

•	We adopted an equal weighting of revenue and adjusted EBIT for the financial component of the 2019 annual bonus to provide a balanced focus on sales and earnings in our short-term incentive plan.

•	We replaced the stock price modifier in our performance share unit plan with a relative total shareholder return modifier.

Our directors and management are dedicated to being responsive and transparent with our shareholders on all topics and have adopted a year-long shareholder engagement approach as shown in the table below.

Prior to the annual meeting,we solicit shareholder feedback on recent or proposed executive compensation and/or governance changes, as necessary, and we discuss the agenda for the annual meeting.	We review shareholder feedback from the spring discussions and the results of the annual meeting and we consider potential executive compensation and/or governance changes.
We conduct comprehensive shareholder discussions to highlight developments in and solicit feedback on, our business strategy, recent results, governance matters, Board composition and executive compensation.
We review shareholder feedback and we consider potential executive compensation and/or governance changes and our proxy disclosures for the next annual meeting.

PROPOSAL 1 —	ELECTION OF DIRECTORS
Our Board currently consists of nine directors and is divided into three classes. As a result of the declassification proposal approved by shareholders at the Company's 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting"):

•
Two Class I directors and three Class III directors are standing for election at the 2020 Annual Meeting for one-year terms. (Mr. Lochridge is also a Class I Director whose term expires at the 2020 Annual Meeting, but he is retiring from the Board and will not stand for re-election.) If re-elected at the 2020 Annual Meeting, the terms of each of the five director nominees will expire at the 2021 Annual Meeting of Shareholders (the "2021 Annual Meeting") and they or their successors will stand for election at the 2021 Annual Meeting for one-year terms.

•
Class II directors, whose term will end in 2021, will serve out the reminder of their current term in full and they or their successors will stand for election at the 2021 Annual Meeting for one-year terms.

Beginning with the 2021 Annual Meeting, and at each annual meeting thereafter, our entire Board will stand for election annually, and there will no longer be any designation by classes.
Policy Regarding Director Qualification
The Board, in part through its delegation to the Governance and Nominating Committee, seeks to recommend qualified individuals to become members of the Board. The Board selects individuals as director nominees who, in the opinion of the Board, demonstrate the highest personal and professional integrity along with exceptional ability and judgment, who can serve as a sounding board for our CEO on planning and policy, and who will be most effective, in connection with the other directors and director nominees, in collectively serving the long-term interests of all our shareholders. The Board prefers nominees to be independent of the Company but believes it is desirable to have on the Board at least one representative of current management. In considering diversity in selecting director nominees, the Governance and Nominating Committee gives weight to the extent to which candidates would increase the effectiveness of the Board by broadening the mix of experience, knowledge, backgrounds, skills, ages and tenures represented among its members. The Board believes that diversity (inclusive of gender and race) should be a consideration in Board succession planning and recruiting, consistent with nominating only the most qualified candidates for the Board who bring the required skills, competencies and fit to the boardroom. The Board remains committed to considering Board candidate slates that are as diverse as possible and, to that end, requires that diversity be a central component of search criteria for director candidates. Given the global reach and the complexity of businesses operated by Knowles, the Board also considers multi-industry and multi-geographic experience a significantly favorable characteristic.
Nominees for Election to the Board
The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has determined that Keith L. Barnes, Hermann Eul, Donald Macleod, Jeffrey S. Niew and Cheryl Shavers meet the Board's standards for director qualifications and has nominated each of them to stand for election to the Board for one-year terms expiring at the 2021 Annual Meeting or until their respective successors are duly elected and qualified or their earlier removal, resignation or retirement. Below we have provided a biography for each of the Board's nominees, including a description of the qualifications, experience, attributes and skills of each such nominee.
The Board of Directors has determined that all of the Board's nominees with the exception of Mr. Niew qualify as independent directors under New York Stock Exchange ("NYSE") corporate governance listing standards and the Company's Standards for Director Independence (as defined below). All of the Board's nominees have consented to be named in this Proxy Statement and to serve as a director of the Company if elected. Proxies may not be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The Board of Directors is not aware that any of its nominees will be unwilling or unable to serve as a director. However, if any of the Board's nominees is unable to serve or for good cause will not serve as a director, the Board of Directors may choose a substitute nominee. If any substitute nominees are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules. The persons named as proxies on the Company's proxy card will vote for the Company's remaining nominees and substitute nominees chosen by the Board.

The enclosed proxy card enables a shareholder to vote "for" or "withhold" from voting as to each director nominated by the Board. If you vote "withhold" for any director nominee, as opposed to voting "for" any such director nominee, your shares voted as such will be counted for purposes of establishing a quorum, but will not be considered to have been voted "for" the director nominee and as such, will have no effect on the outcome of the vote on Proposal 1. Abstentions and broker non-votes will not constitute votes cast or votes withheld on Proposal 1 and will accordingly have no effect on the outcome of the vote on Proposal 1. Pursuant to our Corporate Governance Guidelines (as defined below), if an affirmative majority vote has not been obtained with respect to any incumbent director nominee, such nominee will be required to tender his or her resignation for consideration by the Board, and the Board will then determine whether or not to accept the resignation.
YOUR VOTE IS VERY IMPORTANT. To assure that your shares are represented at the 2020 Annual Meeting, we urge you to date, sign and return the enclosed proxy card promptly in the postage-paid envelope provided, or vote by telephone or the Internet as instructed on the proxy card, whether or not you plan to attend the 2020 Annual Meeting.
The persons named as proxies intend to vote the proxies "FOR" the election of each of the Board's five nominees, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Directors Nominees

KEITH L. BARNES
Independent Director Nominee
Age: 68
Director since: February 2014
Committee(s): Audit; Governance and Nominating (Chair)
Business Experience: Mr. Barnes is the retired Chairman and CEO of Verigy Pte. Ltd., a manufacturer of testing equipment for the semiconductor industry. Mr. Barnes served as CEO (from 2006 to 2010) and Chairman of the Board (from 2008 to 2011) of Verigy Ltd. He was formerly Chairman and CEO (from 2003 to 2006) of Electroglas, Inc.; and CEO (from 1995 to 2001) of Integrated Measurement Systems, Inc. Before that, he was a division president at Cadence Design Systems, Inc., and prior thereto, division president of Valid Logic Systems, Inc.
Other Board Experience: Mr. Barnes is a director (since 2011) and the current chairman of the compensation committee of Viavi Solutions Corporation as well as a director (since 2015) and the current chairman of the compensation committee of Rogers Corporation. Mr. Barnes was previously a director of Mentor Graphics Corporation (from 2012 to 2017); Spansion, Inc. (from 2011 to its merger with Cypress Semiconductor Corporation in 2015); Intermec Inc. (from 2012 to 2013); Verigy Ltd. (from 2006 to 2011); Cascade Microtech, Inc. (from 2004 to 2010); Electroglas Inc. (from 2003 to 2006) and DATA I/O Corporation (from 1996 to 2001). He also served as the Vice Chairman (from 2002 to 2003) of the board of directors of the State of Oregon Growth Account.
Skills and Qualifications: Mr. Barnes has extensive experience as a specialist in maximizing shareholder value and leading companies through initial public offerings, secondary offerings and debt financings. At Verigy, he led the company in a successful spin-off from Agilent Technologies and through an IPO in 2006. In 2011, as chairman of the board, he led the sale of Verigy to Advantest Corporation of Japan. At Cadence Design Systems, Inc., he led the spinoff of the Integrated Measurement Systems division and led the successful IPO in 1995 and then a second offering. In 2001, Integrated Measurement Systems was acquired by Credence Systems.

HERMANN EUL
Independent Director Nominee
Age: 61
Director since: July 2015
Committee(s): Compensation
Business Experience: Mr. Eul served as Corporate Vice President and General Manager (from 2011 to 2016) of Intel Corporation, a multinational technology company, and President and Managing Director (from 2011 to 2015) of Intel Mobile Communications/Intel Deutschland GmbH. Mr. Eul joined Intel Corporation with its acquisition of Infineon Technologies' wireless solutions business. At Infineon, Mr. Eul served as Executive Vice President and a member of the management board (from 2005 to 2011), and was responsible for research and development (as Chief Technology Officer) as well as sales and marketing (as Chief Marketing Officer). He also served as President of Infineon's communications business (from 2005 to 2008). From 1991, before being promoted to Infineon's executive board, he held numerous management positions at Infineon, including eight years at Siemens in various business positions (Infineon was spun off from Siemens in 1999).
Other Board Experience: Mr. Eul served as a member of Acatech, Bundesverband der Deutschen Industrie e.V. (BDI) and Bitkom, all of which are German associations, and currently is non-executive director of VDE (German Industry Association for Electrical, Electronic, and Information Technologies), Tactual Labs, Inc. and Cradle IP LLC (since 2017). In December 2019, Dr. Eul joined the Supervisory Board of ARRI AG.
Skills and Qualifications: As a seasoned leader and executive, Mr. Eul has deep knowledge and extensive C-level relationships with nearly all of the Company's Audio segment customers as well as extensive technical, business and industry experience. Mr. Eul is a sought-after semiconductor industry expert who also serves on advisory boards of a variety of technology companies, VC funds and investment banks. Mr. Eul contributes substantial knowledge in the areas of research and development, operations, and sales and marketing. Mr. Eul has a master's degree in electrical engineering from Bochum University (Germany), a bachelor's degree in electrical engineering from Koblenz University of Applied Sciences (Germany) and a Ph.D in engineering from Bochum University. Mr. Eul was also a full professor at the University of Hanover and served as a vocational professor.

DONALD MACLEOD
Independent Chairman of the Board Nominee
Age: 71
Director since: February 2014
Committee(s): Compensation
Business Experience: Mr. Macleod was the CEO (from 2009 to 2011) of National Semiconductor Corporation ("National Semiconductor"), an analog semiconductor company, until National Semiconductor was acquired by Texas Instruments Incorporated. Mr. Macleod joined National Semiconductor in 1978 and served in a variety of executive positions prior to becoming CEO, including Chief Operating Officer (from 2001 to 2009) and Chief Financial Officer (from 1991 to 2001).
Other Board Experience: Mr. Macleod has previously served as a director (from 2007 to 2019) of Broadcom Inc. (formerly, Avago Technologies Limited), Chairman (from 2012 to 2017) of the Board of Intersil Corporation and Chairman of the Board (from 2010 to 2011) of National Semiconductor.
Skills and Qualifications: Mr. Macleod's qualifications to serve as a director include his strategic perspectives in product development and marketing and supply chain optimization and guiding financial performance developed through his more than 30 years of experience in senior management and executive positions in the semiconductor industry (both in Europe and the United States). As a member of the board of directors of several publicly-traded semiconductor companies, he has also gained substantial knowledge and understanding of how to successfully operate a technology company like Knowles. Furthermore, he brings significant accounting and finance qualifications and experience to the Board. Mr. Macleod is a member of the Institute of Chartered Accountants of Scotland.

JEFFREY S. NIEW
Director Nominee
Age: 53
Director since: February 2014
Business Experience: Mr. Niew is the President & CEO (since 2013) of Knowles. He was formerly the Vice President of Dover Corporation and President and CEO (from 2011 to February 2014) of Dover Communication Technologies. Mr. Niew joined Knowles Electronics LLC in 2000, and became Chief Operating Officer in 2007, President in 2008 and President and CEO in 2010. Prior to joining Knowles Electronics, Mr. Niew was employed by Littelfuse, Inc. (from 1995 to 2000) where he held various positions in product management, sales and engineering in the Electronic Products group, and by Hewlett-Packard Company (from 1988 to 1994) where he served in various engineering and product management roles in the Optoelectronics Group.
Other Board Experience: Mr. Niew is a director of Advanced Diamond Technologies, Inc. and a member of the Advisory Board of the University of Illinois College of Engineering.
Skills and Qualifications: Mr. Niew is Knowles' current CEO and the Board believes it is desirable to have on the Board at least one active management representative to facilitate the Board's access to timely and relevant information and its oversight of the Company's strategy, planning, performance and enterprise risks. Mr. Niew brings to the Board considerable management experience and a deep understanding of Knowles' markets and operating model which he gained during almost 20 years in management positions at Knowles, including 11 years in senior management positions. His broad experience in all aspects of management and Knowles' products, technologies, customers, markets, operations and executive team enable him to give valuable input to the Board in matters involving business strategy, capital allocation, transactions and succession planning.

DR. CHERYL SHAVERS
Independent Director Nominee
Age: 66
Director since: August 2017
Committee(s): Compensation; Governance and Nominating
Business Experience: Dr. Shavers has been the Chairman and CEO (since February 2001) of Global Smarts, Inc., a business advisory services company. She served as Under Secretary of Commerce for Technology (from 1999 to 2001) for the United States Department of Commerce after having served as its Under Secretary Designate in 1999. She has served on the Advisory Boards for E.W. Scripps Company and the Anita Borg Institute for Technology. She also has served in several engineering and managerial roles for Intel Corporation as well as Portfolio Manager of Microprocessor Products Group in Intel Capital prior to 1999.
Other Board Experience: Dr. Shavers is a director (since 2018) of ITT Inc. She was previously the Non-Executive Chairman (from 2001 to 2003) of BitArts Ltd., as well as a director of ATMI, Inc. (from 2006 to 2014), Rockwell Collins, Inc. (from 2014 to 2018) and Mentor Graphics Corporation (from 2016 to 2017).
Skills and Qualifications: Dr. Shavers brings extensive leadership and operations experience as a CEO along with particular experience with developing technology plans and the transition of advanced technology into business opportunities.

Additional Members of the Board
Directors — Terms Expiring in 2021

DIDIER HIRSCH
Independent Director
Age: 69
Director since: December 2014
Committee(s): Audit (Chair); Governance and Nominating
Business Experience: Mr. Hirsch was the Senior Vice President and Chief Financial Officer (from 2010 to 2018) of Agilent Technologies, Inc. ("Agilent"), a global leader in life science, diagnostics and applied chemical markets, providing instruments, software, services and consumables for the entire laboratory workflow. Previously, he served as Agilent's Chief Accounting Officer (from 2007 to 2010), interim Chief Financial Officer (2010), Vice President, Corporate Controllership and Tax (from 2006 to 2010), Vice President and Controller (from 2003 to 2006) and Vice President and Treasurer (from 1999 to 2003). Prior to joining Agilent, Mr. Hirsch served in various financial capacities and roles at Hewlett-Packard Company (from 1989 to 1999).
Other Board Experience: Mr. Hirsch is a director (since 2012) of Logitech International S.A. He was formerly a director (from 2012 to 2015) of International Rectifier Corporation.
Skills and Qualifications: Mr. Hirsch's qualifications to serve on our Board include his experience as Chief Financial Officer of a public company, his financial and risk management expertise, his experience on the boards of directors of two other public companies (including his service as chair of an audit committee), his international experience, his regulatory knowledge and his work with technology and semiconductor companies throughout his career.

RONALD JANKOV
Independent Director
Age: 61
Director since: February 2014
Committee(s): Compensation (Chair)
Business Experience: Mr. Jankov is the founder and CEO (since 2014) of GlobalLink1 Capital, an investment firm. Previously, Mr. Jankov served as the Senior Vice President and General Manager of the Processors and Wireless Infrastructure Division (from 2012 to 2014) of Broadcom Corp., a provider of semiconductor solutions for wired and wireless communications. Mr. Jankov joined Broadcom in 2012 following its acquisition of NetLogic Microsystems Inc., a fabless semiconductor company that went public in 2004, where Mr. Jankov served as President and CEO (from 2000 to 2012). Prior to that, Mr. Jankov served as Vice President of Sales and then Vice President and General Manager for the Multimedia Division (from 1995 to 1999) of NeoMagic Corporation, as Vice President (from 1994 to 1995) of Cyrix Corporation and as founder (from 1990 to 1994) of Accell Corp.
Other Board Experience: Mr. Jankov is a director of Xilinx, Inc. (since 2016) and a former director of NetLogic Microsystems Inc. (from 2000 to 2012) and eASIC Corporation (from 2014 to 2016).
Skills and Qualifications: As a successful technology entrepreneur, Mr. Jankov brings valuable insights and a unique perspective into the product, the technology and the market, and also contributes to the strategic vision for Knowles as a result of his expertise in growth via acquisitions and development of innovations. He brings extensive hands-on, deal-making experience through his leadership of several ventures through an initial public offering or a sale to a strategic buyer. Furthermore, as a public technology company CEO, he has developed substantial knowledge, understanding and skill in building and managing a technology company such as Knowles.

YE JANE LI
Independent Director
Age: 52
Director since: February 2018
Committee(s): Audit; Governance and Nominating
Business Experience: Ms. Li is a Strategic Advisor (since 2013) at Diversis Capital, LLC, a private equity firm that invests in middle-market companies. She was the Chief Operating Officer (from 2012 to 2015) at Huawei Enterprise USA, Inc., a company that markets IT products and solutions to datacenters and enterprises. Previously, Ms. Li served as the General Manager (from 2010 to 2012) at Huawei Symantec USA, Inc., a consultant (2009) to The Gores Group, a private equity firm focusing on the technology sector, and the Executive Vice President and General Manager (from 2004 to 2009) at Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. Prior to 2004, Ms. Li held executive and management positions with NeoPhotonics Corporation, Novalux Inc. and Corning Incorporated.
Other Board Experience: Ms. Li is a director (since 2016) of Semtech Corporation, an analog and mixed signal semiconductor company, and ServicePower (since 2017), a privately-held mobile workforce management software solutions company. She was previously a director (from 1998 to 2001) of Women in Cable TV and Telecommunications, a non-profit organization promoting women's leadership in Cable TV and Telecommunications industries.
Skills and Qualifications: Ms. Li's qualifications to serve as a member of the Board include her senior executive level experience in a wide range of technology companies, from telecommunication components and systems, to semiconductor to IT and datacenters, representing a variety of market segments Knowles serves. Her background and experience also provides the Board with invaluable insights into Asian markets, which are important strategic markets for Knowles.

Overview of the Board and Board Committees
All of our directors, with the exception of our CEO Mr. Niew, qualify as independent directors under New York Stock Exchange ("NYSE") corporate governance listing standards and the Company's Standards for Director Independence available on our website at investor.knowles.com.
Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominating Committee. Our Board has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" as defined by SEC rules, is "financially literate" as defined in the NYSE Listing Standards and qualifies as independent under special standards established by the SEC and the NYSE for members of audit committees. Our Board has also determined that each member of the Compensation Committee meets the definition of "non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and qualifies as independent under special standards established by the SEC and the NYSE for members of compensation committees.
Our Board met twelve times in 2019 and each director attended at least 95% of the Board and committee meetings held while such director was a member of the Board or the relevant committee.
The table below sets forth a summary information about our current Board of Directors. Mr. Barnes, Mr. Eul, Mr. Macleod, Mr. Niew, and Dr. Shavers are director nominees. Mr. Hirsch, Mr. Jankov and Ms. Li have terms expiring in 2021. Mr. Lochridge is retiring at the 2020 Annual Meeting and therefore is not a director nominee. The Board has approved a decrease in its size from nine members to eight members effective as of April 28, 2020.

Directors	Audit Committee	Compensation Committee	Governance and Nominating Committee
Keith L. Barnes	✓		Chair
Hermann Eul		✓
Didier Hirsch	Chair		✓
Ronald Jankov		Chair
Ye Jane Li	✓		✓
Richard K. Lochridge		✓
Donald Macleod*		✓
Jeffrey S. Niew
Cheryl Shavers		✓	✓
* Chairman of the Board
Audit Committee
The primary functions of the Audit Committee include:

•	Selecting and engaging our independent registered public accounting firm ("independent auditors");

•	Overseeing the work of our independent auditors and our internal audit function;

•	Overseeing our compliance with legal and regulatory requirements;

•	Approving in advance all services to be provided by, and all fees to be paid to, our independent auditors, who report directly to the committee;

•	Reviewing with management and the independent auditors the audit plan and results of the auditing engagement;

•	Reviewing with management and our independent auditors the quality and adequacy of our internal control over financial reporting; and

•	Reviewing at least annually the Company cybersecurity and other information technology risks, control and procedures.
The Audit Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Audit Committee met four times in 2019.

Compensation Committee
The Compensation Committee, together with our independent directors, approves compensation for our CEO. The Compensation Committee also:

•	Approves compensation for non-CEO executive officers;

•	Grants awards and approves payouts under our equity plans and our Annual Executive Incentive Plan;

•	Approves changes to our compensation plans;

•	Reviews and recommends compensation for the Board; and

•	Supervises the administration of the compensation plans.
The Compensation Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Compensation Committee met six times in 2019.
Governance and Nominating Committee
The Governance and Nominating Committee develops and recommends corporate governance policies and practices to our Board. The Governance and Nominating Committee also:

•	Identifies and recommends to our Board candidates for election as directors and any changes it believes desirable in the size and composition of our Board;

•	Makes recommendations to our Board concerning the structure and membership of the committees of the Board;

•
Reviews emergency CEO succession protocols, developed by management, to ensure effective communications with the Board and other stakeholders in the event that the CEO is unable to perform the powers and duties of the office either temporarily or permanently due to resignation, dismissal, death, illness, incapacitation or other disability; and

•	Advises the Board on the whole as to corporate social responsibility, environmental and governance matters.
The Governance and Nominating Committee's responsibilities, authority and resources are described in greater detail in its written charter, which is available on our website at investor.knowles.com. The Governance and Nominating Committee met five times in 2019.
Board, Committee, and Individual Director Evaluations

Our Board recognizes the critical role that Board, Committee and Director evaluations play in ensuring the effective functioning of our Board. Accordingly, the Board regularly evaluates its performance and the effectiveness of its Committees through self-assessments, corporate governance reviews and periodic charter reviews. In addition, the Governance and Nominating Committee evaluates the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

The Governance and Nominating Committee oversees the implementation of individual director evaluations, the objective of which is to have a substantive dialogue with the director being evaluated to help the director be a more effective member of the Board. Under the current process adopted by the Governance and Nominating Committee, each year approximately one-third of the directors are evaluated. The Chairman of the Board and the Chair of the Governance and Nominating Committee jointly conduct the evaluations and privately discuss the performance of each director that is slated to be evaluated through individual interviews with all the other members of the Board. A summary of the feedback is then provided to each director being evaluated. In the event either the Chairman of the Board or the Chair of the Governance and Nominating Committee are slated to be evaluated, their evaluations are jointly conducted by the Chair who is not being evaluated and either the Chair of the Compensation Committee or the Chair of the Audit Committee.
Procedures for Approval of Related Person Transactions
We generally do not engage in transactions in which our executive officers or directors, any of their immediate family members or any of our more than 5% shareholders have a material interest. Should such a proposed transaction or series of similar transactions involve any such person and in an amount that exceeds $120,000, the transaction would be reviewed by the Governance and Nominating Committee in accordance with a written policy and the procedures adopted by our Board, which are posted on our website.
Under the procedures, our General Counsel determines whether a proposed transaction requires review under the policy and, if so, presents the transaction to the Governance and Nominating Committee. The Governance and Nominating Committee reviews the relevant facts and circumstances of the transaction and approves, rejects or ratifies the transaction. If the proposed transaction is immaterial or it is impractical to postpone the proposed transaction until the next meeting of the Governance and Nominating Committee, the Chair of the Governance and Nominating Committee decides whether to (i) approve the transaction and report the transaction at the next meeting of the Governance and Nominating Committee or (ii) call a special meeting of the Governance and Nominating Committee to review the transaction. Should the proposed transaction involve the CEO or enough members of the Governance and Nominating Committee to prevent a quorum, the disinterested members of the committee will review the transaction and make a recommendation to the Board, and the disinterested members of the Board will then approve, reject or ratify the transaction. No director may participate in the review of any transaction in which he or she is a related person.
Directors' Compensation
We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend to fulfill their duties, the skill level required of the members of the Board and competitive practices among peer companies. Employee directors do not receive additional compensation for their service on the Board. If a director serves for less than a full calendar year, the compensation to be paid to that director may be prorated as deemed appropriate by the Compensation Committee.
For 2019, non-employee director compensation was set as follows:

•	An annual retainer of $235,000, payable $65,000 in cash and $170,000 in stock;

•	Chairman of the Board — additional retainer of $50,000, payable in cash; and

•	Committee Chairs — additional retainer of $15,000 for the Audit Committee Chair and $12,500 for the Compensation Committee and Governance and Nominating Committee Chairs, payable in cash.
As determined by the Board after its review of the 2018 non-employee director compensation program, beginning in 2019, the cash retainer paid to the Chairman of the Board was reduced from $100,000 to $50,000.
Non-employee directors are also reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings and continuing education seminars.
Each non-employee director serving as of the 2019 Annual Meeting received the stock portion of his or her annual retainer in the form of a grant of 10,808 RSUs on May 31, 2019, and these units convert into common stock on a one-for-one basis and vest (subject to continued service) on April 28, 2020.
2019 Director Compensation Table
The following table shows information regarding the compensation earned or paid during 2019 to non-employee directors who served on the Board during the year. For information on the compensation paid to Mr. Niew, please see the "2019 Summary Compensation Table" on page 50 of this Proxy Statement and the related tables and narratives under "Executive Compensation" on page 35 of this Proxy Statement. Mr. Niew does not receive any additional compensation for his service as a member of the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Keith L. Barnes	77,500	170,010	247,510
Hermann Eul	65,000	170,010	235,010
Didier Hirsch	80,000	170,010	250,010
Ronald Jankov	77,500	170,010	247,510
Ye Jane Li	65,000	170,010	235,010
Richard K. Lochridge	65,000	170,010	235,010
Donald Macleod	115,000	170,010	285,010
Steven F. Mayer(2)	32,500	0	0
Cheryl Shavers	65,000	170,010	235,010
__________

(1)
In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of RSUs granted to non-employee directors during 2019, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation ("FASB ASC 718"). The grant date fair value is measured based on the closing price of our common stock on the date of grant.

(2)
Mr. Mayer joined the Board on May 9, 2019 and he received, in addition to the annual director equity grant at the Company's 2019 Annual Meeting, a new director RSU grant (6,358 RSUs) with a grant date fair value of $100,000 scheduled to vest on April 28, 2020. Mr. Mayer resigned from the Board on October 16, 2019. As a result of his resignation, his equity grants were canceled.

2019 Outstanding Stock Awards for Directors Table
The following table shows the number of shares subject to outstanding stock awards as of December 31, 2019 held by each non-employee director during 2019.

Name	Number of Shares Subject to Outstanding Stock Awards as of 12/31/2019(1)
Keith L. Barnes	33,945
Hermann Eul	10,808
Didier Hirsch	10,808
Ronald Jankov	10,808
Ye Jane Li	10,808
Richard K. Lochridge	48,509
Donald Macleod	21,164
Cheryl Shavers	10,808
__________

(1)
Pursuant to a Nonemployee Director Deferral Program adopted by the Compensation Committee on February 28, 2014, each non-employee director may elect to defer the receipt of all (but not less than all) of the shares earned in a calendar year until termination of service as a non-employee director or, if earlier, until a specified date elected by the non-employee director that is at least one year and not more than 15 years after the date of grant. Under this deferral program, Mr. Barnes has deferred receipt of 33,945 shares; Mr. Lochridge has deferred receipt of 37,701 shares; and Mr. Macleod has deferred receipt of 10,356 shares.

PROPOSAL 2 —	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for the fiscal year ending December 31, 2020. PwC has audited the financial statements of the Company since 2013. Representatives of PwC are expected to be present at the 2020 Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the 2020 Annual Meeting.
Although shareholder ratification of PwC's appointment is not required by Knowles' By-Laws or otherwise, our Board is submitting the ratification of PwC's appointment for 2020 to Knowles' shareholders because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our shareholders’ vote. Even if the selection of PwC is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.
The persons named as proxies intend to vote the proxies "FOR" the ratification of the appointment of PwC as our independent registered public accounting firm for 2020, unless otherwise specified on the proxy card.

THE BOARD AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PwC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020

Audit Committee Report
In accordance with the requirements of Sarbanes-Oxley, the related SEC rules and the NYSE Listing Standards, the Board engaged PwC as the Company's independent registered public accounting firm to audit the annual accounts of Knowles and its subsidiaries for 2019.
The Audit Committee is responsible for the duties set forth in its charter but is not responsible for preparing the financial statements, implementing or assessing internal control over financial reporting or auditing the financial statements. Knowles' management is responsible for preparing the financial statements, maintaining effective internal control over financial reporting and assessing the effectiveness of internal control over financial reporting. Knowles' independent auditors are responsible for auditing the financial statements and expressing an opinion on the effectiveness of internal control over financial reporting. The review of the financial statements by the Audit Committee is not the equivalent of an audit.
Pursuant to its oversight responsibilities, the Audit Committee discussed with PwC the overall scope for the audit of Knowles' 2019 financial statements. The Audit Committee met with PwC, with and without Knowles' management present, to discuss the results of PwC's examination, their assessment of Knowles' internal control over financial reporting and the overall quality of Knowles' financial reporting.
The Audit Committee reviewed and discussed, with both the management of Knowles and PwC, Knowles' 2019 audited financial statements, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and the clarity of disclosures in the financial statements.
The Audit Committee also (1) discussed with PwC the applicable requirements of the Public Company Accounting Oversight Board and the SEC, (2) reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence and (3) discussed with PwC its independence, including any relationships or permitted non-auditing services that might impact PwC's objectivity and independence.
Based upon the discussions and review referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2019 be included in Knowles' Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee:	Didier Hirsch (Chair) Keith L. Barnes Ye Jane Li

Fees Paid to Independent Registered Public Accounting Firm
The independent registered public accounting firm of the Company during the year ended December 31, 2019 was PwC. All PwC services during 2019 were approved by the Audit Committee specifically or pursuant to the pre-approval procedures outlined below. PwC's aggregate fees, rounded to the nearest thousand dollars, during 2019 and 2018 are set forth in the table below:

Type of Fee	Year Ended December 31, 2019 ($)	Year Ended December 31, 2018 ($)
Audit Fees(1)	2,006,500	2,437,000
Audit-Related Fees	—	—
Tax Fees	—	71,000
All Other Fees(2)	4,500	4,500
__________

(1)
Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only independent auditors provide, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with audit procedures related to residual impact of tax reform and implementation of ASC 842.

(2)	Other fees include fees for advisory services related to licensing accounting research tools.
Pre-Approval of Services Provided by Independent Registered Public Accounting Firm
Consistent with its charter and applicable SEC rules, our Audit Committee pre-approves all audit and permissible non-audit services provided by PwC to us and our subsidiaries. With respect to certain services which PwC has customarily provided, the Audit Committee has adopted specific pre-approval policies and procedures, which the Audit Committee reviews at least annually. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of PwC while recognizing that, in certain situations, PwC may possess the expertise and be in the best position to advise us and our subsidiaries on issues and matters other than accounting and auditing.
The policies and procedures adopted by the Audit Committee require pre-approval by the Audit Committee of audit-related and certain non-audit-related tax and other routine and recurring services that are proposed to be performed by the independent auditor. The pre-approval of such services by the Audit Committee is effective for a fiscal year, specific as to a particular service or category of services and is subject to a limitation on fees. In addition, pre-approved services which are expected to exceed the limitation on fees require separate, specific pre-approval. For each proposed service, the independent auditor and management are required to provide information regarding the engagement to the Audit Committee at the time of approval. In evaluating whether to approve such services, the Audit Committee considers whether each service is compliant with the SEC rules and regulations on auditor independence.

PROPOSAL 3 —	ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Knowles is offering our shareholders an opportunity to vote to approve, on an advisory and nonbinding basis, the compensation of NEOs as disclosed in this Proxy Statement, as required by Section 14A of the Exchange Act. This proposal, commonly known as a "say-on-pay" vote, gives our shareholders the opportunity to express their views on our NEOs' compensation. We currently intend to submit this say-on-pay vote to our shareholders annually; the Compensation Committee will evaluate the frequency of say-on-pay votes following this year's annual meeting and the outcome of the advisory vote called for in Proposal 4, below.
We are asking our shareholders to indicate their support for our NEO compensation as described in this Proxy Statement. Knowles' compensation programs are designed to strike an appropriate balance between aligning executive compensation with financial performance and promoting retention. We believe our pay programs are aligned with this compensation philosophy and that the at-risk compensation components have delivered value commensurate with our business and financial performance.
This vote is not intended to address any specific item of compensation but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote "FOR" the following resolution at the 2020 Annual Meeting:
"RESOLVED, that Knowles' shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Knowles' Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures."
The say-on-pay vote is advisory and therefore not binding on Knowles, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
The persons named as proxies intend to vote the proxies "FOR" the approval of the compensation of our NEOs, unless otherwise specified on the proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE "FOR" THE RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL 4 —	ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, Knowles is required to submit to shareholders an advisory vote as to whether the shareholder advisory vote to approve the compensation of its named executive officers — Proposal No. 3 above — should occur every year, every two years, or every three years. You may cast your vote by choosing every year, every two years, or every three years or you may abstain from voting when you vote for the resolution set forth below.
After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate option for Knowles. Therefore, the Board recommends that you vote for an annual advisory vote on executive compensation.
In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.
The option of every one year, every two years or every three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or Knowles, the Board may decide that it is in the best interests of our shareholders and Knowles to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE TO CONSIDER FUTURE ADVISORY VOTES TO APPROVE OUR NAMED EXECUTIVE OFFICER COMPENSATION "EVERY YEAR."

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis — Executive Summary
Introduction
The Compensation Committee continues to place a priority on refining our executive compensation program to align with the transformation of Knowles from a leading acoustics supplier to a leader in high performance audio and precision device solutions. The Compensation Committee is committed to designing an executive compensation program that pays for delivering performance, with reduced payouts when performance falls short of expectations. Furthermore, the Compensation Committee values our shareholders' feedback and will incorporate changes when it deems appropriate.
The Compensation Discussion and Analysis (CD&A) discusses the 2019 compensation paid to Knowles’ executive officers who are identified as named executive officers below. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the named executive officers.
Named Executive Officers

2019 Named Executive Officers
Jeffrey S. Niew	President & CEO
John S. Anderson	Senior Vice President & Chief Financial Officer
Christian U. Scherp	President, Performance Audio
Daniel J. Giesecke	Senior Vice President & Chief Operating Officer
Robert J. Perna (1)	Senior Vice President, General Counsel and Secretary
Thomas G. Jackson (1)	Former Senior Vice President, General Counsel and Secretary
__________

(1)	Thomas G. Jackson separated from Knowles on May 31, 2019. Effective May 13, 2019, Robert J. Perna replaced Mr. Jackson as Senior Vice President, General Counsel and Secretary.
Performance Highlights
We finished 2019 with total company revenue up 3% and adjusted EBIT(1) up 8%, during a year characterized by particularly weak demand for mobile handsets, which highlights the benefits of our strategy to deliver high-value, differentiated solutions to a diverse set of growing end markets. Revenue from non-mobile markets represented over 70% of our total company sales in 2019, growing greater than 10% from the prior year. Adjusted EBIT grew more than twice the rate of our revenue growth, and we delivered record cash from operations, representing over 14% of total sales.

•	Within our Audio segment:

•
We were able to grow revenue over the prior year driven by increased sales of microphones into the Ear and IoT markets and increased sales in our Hearing Health Technology business, despite the softness in the global smartphone market;

•
Strong demand from the Ear and IoT markets enabled our MEMS microphone business to grow in 2019, with sales into these end markets up almost 50% from the prior year.  The Ear market served as the primary growth driver driven by true wireless headsets; and

•	Despite lower handset sales worldwide, revenue from our largest North America customer grew with strong increases in microphone sales to non-mobile products.

•	Within our Precision Devices segment:

•	We delivered record sales, up approximately 19% year over year driven by strong demand for our high performance capacitors and mmWave RF solutions for a diverse set of end markets;

•	Demand for high performance capacitors remained robust in the Defense and Medtech end markets throughout 2019, and was partially offset by softer demand in the Industrial market; and

•	We were also pleased to see new customers for Electric Vehicles utilizing our high voltage and high temperature capacitor solutions for next generation power architectures.
__________

(1)	For additional information regarding and reconciliation of this non-GAAP financial measure, see Appendix B.

2019 Compensation Highlights
We made the following changes to our executive compensation programs.

•
We adopted an equal weighting of revenue and adjusted EBIT for the Knowles consolidated financial component of the 2019 annual bonus to provide a balanced focus on sales and earnings in our short-term incentive plan;

•
We replaced the stock price modifier in our performance share unit plan with a relative total shareholder return modifier comparing our performance to the component companies of the S&P Semiconductor Select Industry Index; and

•	We approved Compensia as our new independent compensation consultant; replacing Semler Brossy, who had supported us since our spin-off from Dover Corporation.
In line with our financial performance and our pay-for-performance philosophy, the following NEO total compensation actions were approved:

•	The base salaries, bonus target and LTIP award values for Mr. Niew and the other NEOs remained unchanged from 2018;

•	Mr. Niew's 2019 annual bonus was paid at 49% of target; and

•	2019 annual bonuses for each of the other NEOs ranged from 69% to 82% of target.
In addition, the three-year performance period for the first performance share unit grant awarded in 2017 was recently completed and the payout was certified by the Compensation Committee at 50.5% of the target award for Mr. Niew and the other applicable NEOs.
2019 Say-on-Pay Vote
At the 2019 annual meeting, approximately 92% of the stockholders voting at the meeting approved the compensation paid to Knowles’ named executive officers in 2018. This was the highest level of support we have received since the year that we spun-off from Dover Corporation in 2014. The Compensation Committee considered this result and shareholder feedback and approved an executive compensation program for 2020 that is similar to the 2019 program, with some adjustments that are highlighted below. The Compensation Committee will continue to consider shareholder feedback and the results of say-on-pay votes when making future compensation decisions.
2020 Compensation Adjustments
During 2019, as part of our continual review of our executive compensation programs, we approved the following enhancements, which all take effect in 2020:

•
We adopted a weighting of 50% adjusted EBIT and 30% revenue for the financial component of the 2020 annual bonus to align with our business strategy and an increased focus on profitability in our short-term incentive plan;

•
We adopted relative total shareholder return as the sole measure for our performance share units to place a greater focus on performance relative to the component companies of the S&P Semiconductor Select Industry Index and removed the previous duplication of the revenue measure between our long-term and short-term incentive plans;

•	We implemented a new deferred compensation program to enhance our total rewards program and provide a valuable tax planning benefit for eligible employees; and

•	We adopted a new executive compensation peer group to expand the number of peers to provide more robust and consistent data.

Executive Compensation Program Best Practices
The following highlights of our executive compensation describe certain practices applicable to the NEOs that the Compensation Committee believes support the pay-for-performance nature of our program and further align the interests of our NEOs with our shareholders:

Our Executive Compensation Practices
✓	We deliver a significant proportion of total compensation in the form of equity with PSUs as a component of the LTIP to further align compensation with the Company's long-term business plan.
✓	Payouts for cash incentives and PSUs are capped.
✓	We have multi-year vesting periods for equity awards.
✓	We perform market comparisons of executive compensation against a relevant peer group.
✓	We use an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company.
✓	We have double-trigger vesting for equity awards in the event of a change-in-control.
✓	We maintain stock ownership guidelines (CEO: 5x base salary; Other NEOs: 3x base salary).
✓	We maintain a formal incentive clawback policy.
✓	The Compensation Committee regularly meets in executive session without any members of management present.
✓	We hold an annual "say on pay" vote.
✓	We maintain an annual shareholder engagement process.
✓	We do not allow repricing of underwater stock options without shareholder approval.
✓	We do not allow hedging, short sales or pledging of our securities by directors or executive officers.
✓	We do not provide for tax gross-ups upon a change-in-control.
✓	We do not have employment contracts.
✓	We do not provide excessive perquisites.
✓	We do not grant stock options with an exercise price below fair market value on the date of grant.
2019 Executive Compensation Program Structure
Knowles' executive compensation program is designed to achieve the following key objectives:

•	Motivate executives to enhance long-term shareholder value;

•	Reinforce Knowles' pay-for-performance culture by aligning executive compensation with Knowles' business objectives and financial performance;

•	Provide a total compensation opportunity that allows Knowles to attract and retain talented executives; and

•	Use incentive compensation to promote desired behavior without encouraging unnecessary or excessive risk-taking.

The following table describes the structure of the 2019 compensation program.

Pay Element	Purpose	Percent of Total Compensation	Characteristics
Salary For a detailed description, see page 41 of this Proxy Statement	Provide a competitive level of fixed compensation to attract and retain talented executives	CEO: 13% Other NEOs (average): 28%	Cash - Determined based on executive's responsibilities, performance, skills and experience relative to market data
Annual Incentive For a detailed description, see page 41 of this Proxy Statement	Motivate and reward executives for achieving financial and individual performance goals	CEO: 16% Other NEOs (average): 18%
Cash
-    Award based on achievement of pre-established financial goals (80%) and individual strategic objectives (20%)
-    Individual strategic objectives are measured based on specific criteria identified at the beginning of the year

Long-Term Incentive For a detailed description, see page 45 of this Proxy Statement	Motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives	CEO: 71% Other NEOs (average): 54%
PSUs
-    50% of LTIP target grant value
-    3-year revenue goal with relative total shareholder return ("TSR") payout modifier
-    Target performance goals are derived from industry benchmarks, tied to rigorous peer group metrics and require meaningful performance from management
-    No payout if revenue threshold is missed
-    Relative TSR is measured against companies in S&P Semiconductor Select Industry Index
Stock Options and RSUs
-    Each represents 25% of LTIP target grant value
-    Vesting over three-year period subject to continued employment

Pay-for-Performance
Pay-for-performance is a core tenet of Knowles' executive compensation program. Knowles' focus on pay-for-performance is best demonstrated through the structure of our executive compensation program, where the majority of executive pay is at risk and variable based on a combination of annual and long-term performance requirements and Knowles' stock price performance. As shown below for 2019, 87% percent of Mr. Niew's target compensation and, on average, 72% percent of the target compensation for the other NEOs was subject to performance. In addition, 71% of Mr. Niew's target compensation and, on average, 54% of the target compensation for the other NEOs was equity-based and, therefore, aligned with interests of shareholders.

Our compensation programs are designed so that compensation outcomes for strong performance should pay above target, while outcomes where performance is below expectations should pay below target taking into consideration short-term financial targets and long-term shareholder value creation.
The chart below demonstrates pay-for-performance by comparing the CEO's target and realizable Total Compensation for the last three fiscal years. In years where performance is below expectations, as it was in 2017, realizable compensation is below target, whereas in years where financial performance was above expectations, as it was in 2018, realizable compensation is above target. Please note that the realizable LTI values in 2018 and 2019 are higher than target due to the appreciation of our stock price during this period.

(1)	Realizable base salary and AIP values are the actual amounts paid for each year.

(2)
Realizable LTI value for each year is based on Knowles 12/31/2019 closing stock price of $21.15. The realizable value for PSUs granted in 2017 was adjusted to reflect the recent payout at 50.5%. The realizable value shown for PSUs granted in 2018 and 2019 (for which the performance period has not ended) assumes payout at 100%.

2019 NEO Total Target Compensation Overview
The table below presents the total target compensation by element for each NEO for the 2019 executive compensation program. For more information on these elements of compensation, please see "2019 NEO Compensation Decisions" below.

2019 Total Target Compensation by Element (1)
Executive	Base Salary	Target Annual Incentive	Long-term Incentive	Total
Jeffrey S. Niew	$650,000	$780,000	$3,400,000	$4,830,000
John S. Anderson	$414,000	$289,800	$1,000,000	$1,703,800
Christian U. Scherp	$425,000	$297,500	$750,000	$1,472,500
Daniel J. Giesecke	$357,500	$250,250	$750,000	$1,357,750
Robert J. Perna	$430,000	$258,000	$700,000	$1,388,000
Thomas G. Jackson	$385,000	$192,500	$500,000	$1,077,500
__________

(1)
Thomas G. Jackson separated from Knowles on May 31, 2019. Effective May 13, 2019, Robert J. Perna replaced Mr. Jackson as Senior Vice President, General Counsel and Secretary. 2019 Total Target Compensation by Element is shown at annualized rates for each of Mr. Perna and Mr. Jackson.

2019 NEO Compensation Decisions
This section describes 2019 NEO pay decisions with respect to base salary, annual incentive opportunity and long-term incentive opportunity.
Base Salary

Executive	2018 Base Salary	2019 Base Salary (1)
Jeffrey S. Niew	$650,000	$650,000
John S. Anderson	$414,000	$414,000
Christian U. Scherp	$425,000	$425,000
Daniel J. Giesecke	$357,500	$357,500
Robert J. Perna	$—	$430,000
Thomas G. Jackson	$385,000	$385,000
__________

(1)
Thomas G. Jackson separated from Knowles on May 31, 2019. Effective May 13, 2019, Robert J. Perna replaced Mr. Jackson as Senior Vice President, General Counsel and Secretary. 2019 Base Salary is shown at annualized rates for each of Mr. Perna and Mr. Jackson.

Base salaries are intended to provide a competitive level of fixed compensation in order to attract and retain talented executives. Base salaries are generally set based on the executive's responsibilities, performance, skills, and experience as compared with relevant market data. The table above compares each executive's annualized 2018 and 2019 base salaries. None of the NEOs received a base salary increase in 2019.
Annual Incentive
Structure
Knowles' annual incentive plan is designed to motivate and reward executives for achieving financial and individual objectives. The Compensation Committee believes that balancing the measurement of performance between financial and individual strategic objectives is an important factor in mitigating risk and supporting long-term value creation for Knowles' shareholders.

Key Factors	2019 Performance Measures
Financial Performance Bonus 80% of Total
Based on performance measured against Company and/or business unit performance criteria established at the beginning of the fiscal year (For more information, see below)

Payout determined by comparing performance against five performance levels set for each pre-set criterion: threshold (25% payout), min (50%), target (100% payout), max (150% payout) and supermax (200% payout)
Revenue (40%) Adjusted EBIT (40%)
Individual Strategic Objectives Bonus 20% of Total
Measured against individual performance criteria

Each NEO’s payout was determined by comparing individual performance against specific individual criteria set at the beginning of 2019

Payouts can range from 0% to 200% depending on the NEO’s performance against individual strategic objectives

Vary by each NEO (For more information, see below)
Target Amounts
The NEOs' annual incentive targets are defined as a percentage of their base salaries and are determined based on the NEOs' responsibilities, skills, and experience as compared with relevant market data. The following table compares each executive's 2018 and 2019 annual incentive targets. None of the NEOs received an increase in their 2019 target bonus percentage opportunity as compared to 2018.

Executive	2018 Annual Incentive Target		2019 Annual Incentive Target
	% of Salary	$	% of Salary	$
Jeffrey S. Niew	120%	$780,000	120%	$780,000
John S. Anderson	70%	$289,800	70%	$289,800
Christian U. Scherp	70%	$297,500	70%	$297,500
Daniel J. Giesecke	70%	$250,250	70%	$250,250
Robert J. Perna (1)	—%	$—	60%	$164,696
Thomas G. Jackson (2)	50%	$192,500	50%	$79,637
__________

(1)	For 2019, Mr. Perna's annual incentive target is prorated to reflect his employment start date of May 13, 2019.

(2)	For 2019, Mr. Jackson's annual incentive target is prorated to reflect his employment end date of May 31, 2019.
Financial Performance Bonus
The Compensation Committee set the 2019 annual financial and strategic incentive targets to be reasonably achievable with strong management performance. Maximum performance levels were designed to be difficult to achieve in light of historical performance and the business forecast of the Company and business units at the time the performance goals were approved. For 2019, the financial portion of the annual incentives for Messrs. Niew, Anderson, Giesecke, Perna, and Jackson were based solely on metrics at the corporate level. The financial portion of the annual incentives for Mr. Scherp was based 100% on revenue and adjusted EBIT(1) metrics at the business unit level.

The table below shows the financial metrics for the corporate performance levels. The Compensation Committee also set business unit metrics for revenue and adjusted EBIT(1) for Mr. Scherp at the beginning of the year. These targets are not disclosed below as Mr. Scherp's business unit level financial results are not publicly disclosed in our financial reporting and the disclosure of which could result in competitive harm. As noted above, the business unit metrics were designed to be achievable with strong management performance.

	Corporate ($ millions)
Financial Performance Bonus (% of Target Payout)	Revenue	Adjusted EBIT(1)
Threshold (25%)	789.9	117.5
Minimum (50%)	842.0	128.3
Target (100%)	868.0	135.0
Max (150%)	902.7	143.1
Supermax (200%)	954.8	159.3
For 2019, the Company paid the NEOs the following amounts relating to the financial performance bonus. Corporate Knowles revenue was between Minimum and Target ($854.8M) and adjusted EBIT(1) was between Threshold and Minimum ($126.9M). For Mr. Scherp, business unit revenue was slightly below Target and adjusted EBIT(1) was between Threshold and Minimum.
__________

(1)	For additional information regarding and reconciliation of this non-GAAP financial measure, see Appendix B.

	2019 Financial Performance Bonus (80% of Bonus)
Executive	Bonus Percentage Earned	Bonus Paid
Jeffrey S. Niew	61%	$381,050
John S. Anderson	61%	$140,843
Christian U. Scherp	56%	$133,012
Daniel J. Giesecke	61%	$121,622
Robert J. Perna	61%	$80,042
Thomas G. Jackson	61%	$38,704
Individual Strategic Objectives Bonus
NEO performance for the annual incentive plan's individual strategic objectives is based on specific criteria identified at the beginning of the year and measured throughout the year. The Compensation Committee believes that the individual strategic objectives established for each of the NEOs are supportive of Knowles' long-term strategic objectives, and are indicators of the executive's success in fulfilling his responsibilities to the Company. The performance levels for the individual strategic objectives were designed to be achievable, but required strong and consistent performance by the NEO.

Summaries of the specific individual strategic objectives for each NEO and associated weightings of the overall annual incentive are outlined in the table below:

Executive	2019 Individual Strategic Objectives
Jeffrey S. Niew	Accelerate the growth of our new Intelligent Audio solutions by (20%):
-Developing robust pipeline of new opportunities -Ensuring key product development milestones are achieved -Securing strategic design wins and product readiness to meet financial goals
John S. Anderson	Maximize consolidated free cash flow (10%) Optimize global effective tax rate (10%)
Christian U. Scherp	Increase percentage of overall revenue from key growth markets (8%) Improve business unit gross margin (6%) Maximize business unit free cash flow (6%)
Daniel J. Giesecke	Achieve global operations value creation targets (8%) Achieve strategic global operations milestones (6%) Maximize consolidated free cash flow (6%)
Robert J. Perna	Achieve key legal department operating goals (10%) Drive legal department effectiveness (5%) Support business unit revenue goals (5%)
Thomas G. Jackson	Achieve key legal department operating goals (20%)
Each personal objective is given a rating from "Did Not Achieve" to "Far Exceeded," with weighted performance ratings and payouts consistent with the following table:

Individual Strategic Objectives Rating	2019 Payout Level
Far Exceeded	200%
Exceeded	150%
Target	100%
Achieved Most Not All	50%
Did Not Achieve	0%
The CEO recommended, and the Compensation Committee approved, the 2019 cumulative weighted individual strategic objectives scores and payout levels for each of the NEOs other than himself. The Compensation Committee and the other independent directors of the Board met with the CEO in January 2020 to evaluate his performance against his strategic objectives. The Compensation Committee determined the cumulative weighted individual strategic objectives score for the CEO and recommended to the independent directors of the Board the CEO's payout level. The individual bonus payout for each NEO, as shown in the accompanying table, was determined by multiplying the bonus percentage achieved by 20% (representing the percentage of the individual bonus to the total annual bonus opportunity) of the target bonus percentage.

	2019 Individual Strategic Objectives Bonus (20% of Bonus)
Executive	Overall Rating	Bonus Percentage Earned	Bonus Paid
Jeffrey S. Niew	Did Not Achieve	—%	$—
John S. Anderson	Between Exceeded and Far Exceeded	155%	$89,838
Christian U. Scherp	Between Target and Exceeded	133%	$79,135
Daniel J. Giesecke	Between Exceeded and Far Exceeded	166%	$83,083
Robert J. Perna	Between Target and Exceeded	125%	$41,174
Thomas G. Jackson	Target	100%	$15,927

2019 Actual Results
The table below presents the results of the NEOs' financial goals and individual strategic objectives versus target, as well as the corresponding annual incentive payouts.

		2019 Annual Incentive
Executive	2019 Annual Incentive Target	Financial Incentive	Individual Strategic Objective Incentive	Total	% of 2019 Annual Incentive Target
Jeffrey S. Niew	$780,000	$381,050	$—	$381,050	49%
John S. Anderson	$289,800	$140,843	$89,838	$230,681	80%
Christian U. Scherp	$297,500	$133,012	$79,135	$212,147	71%
Daniel J. Giesecke	$250,250	$121,622	$83,083	$204,705	82%
Robert J. Perna	$164,696	$80,042	$41,174	$121,216	74%
Thomas G. Jackson	$79,637	$38,704	$15,927	$54,631	69%
Long-Term Incentives
The Company's LTIP is designed to motivate and reward executives' contributions to enhancing long-term shareholder value and the achievement of long-term business objectives. The value of the 2019 annual long-term incentive grants is based on each executive's responsibilities, skills, and experience as compared with relevant market data. For 2019, consistent with 2018, LTIP was delivered through a mixture of performance share units, stock options and restricted stock units as shown below.

2019 LTIP Grants
Annual PSUs, stock options and RSUs were awarded to the NEOs on February 19, 2019 and are shown in the following table.

	2018 Annual Grants				2019 Annual Grants
Executive	RSUs	PSUs	Stock Options	Total	RSUs	PSUs	Stock Options	Total
Jeffrey S. Niew	$850,000	$1,700,000	$850,000	$3,400,000	$850,000	$1,700,000	$850,000	$3,400,000
John S. Anderson	$250,000	$500,000	$250,000	$1,000,000	$250,000	$500,000	$250,000	$1,000,000
Christian U. Scherp	$187,500	$375,000	$187,500	$750,000	$187,500	$375,000	$187,500	$750,000
Daniel Giesecke	$187,500	$375,000	$187,500	$750,000	$187,500	$375,000	$187,500	$750,000
Robert J. Perna (1)	$—	$—	$—	$—	$175,000	$350,000	$175,000	$700,000
Thomas G. Jackson (2)	$125,000	$250,000	$125,000	$500,000	$125,000	$250,000	$125,000	$500,000
(1) Mr. Perna joined the Company on May 13, 2019 and therefore received his annual LTIP grant in on May 13, 2019.
(2) Mr. Jackson's 2019 annual LTIP grant was canceled upon his departure from the Company.
Between 2017 to 2019, revenue growth was our most important financial goal to drive shareholder value. Consistent with that focus, the 2017, 2018 and 2019 PSU grants are based on three-year revenue goals. The Compensation Committee utilized revenue as an element in both the Company's annual incentive plan and LTIP in recognition that revenue was viewed as a core driver of the Company's performance and shareholder value creation. To further align the PSUs with shareholder value creation, the 2017 and 2018 PSUs have a stock price modifier based on three-year stock price goals. For the 2019 PSUs, we replaced the stock price multiplier with a relative TSR modifier to provide a greater focus on our relative TSR performance. The peer group for the relative TSR modifier are the component companies of the S&P Semiconductor Select Industry Index. Based on performance against the revenue and stock price or relative TSR goals, these PSUs have a possible payout range between 0% and 225% of target.
We believe this program requires meaningful performance to achieve these rigorous goals. The goals were determined based on industry benchmarks tied to peer group metrics, expected performance of the Company and market growth rates, with maximum performance levels designed to be difficult to achieve in light of historical performance. Regardless of stock price performance or relative TSR performance, the NEOs will receive no payout if the minimum revenue threshold is missed. However, if revenue goals are achieved, payouts will be reduced if stock price growth is below target performance or the relative TSR performance is below the median of the companies in the S&P Semiconductor Select Industry Index. Both the stock options and RSUs vest ratably over three years based on continued service.
2017 PSU Payout
The 2017 PSUs, originally granted on February 16, 2017, completed their three-year performance period and were paid out at 50.5% of target recently based on the following results for Messrs. Niew, Anderson, Scherp and Giesecke. Mr. Perna was not an employee of Knowles in 2017 and Mr. Jackson's 2017 PSU grant was canceled when he separated from Knowles on May 31, 2019. For revenue, the revenue goals achievement was measured against the company’s 2019 fiscal year revenue of $854.8M. For the stock price modifier, the stock price goal achievement was based on the three-month average closing stock price for the company through February 1, 2020. The goals and actual achievement are shown below.

	3-Year Revenue Goals		3-Year Stock Price Goals
Level	Goals	Payout	Goals	Modifier
Maximum	$975M	150%	$28.56	150%
Target	$898M	100%	$22.00	100%
Threshold	$849M	50%	<$19.14	50%
Below Threshold	<$849M	0%
Actual	$854.8M	55.9%	$21.45	90.3%

The revenue payout and stock price modifier are then multiplied to determine the final payout as show below.
This payout percentage is then applied to each executive’s target PSU award to determine the actual number of shares that are paid.

Executive	PSU Award	Payout %	Number of Shares
Jeffrey S. Niew	68,093	50.5%	34,387
John S. Anderson	15,199	50.5%	7,675
Christian U. Scherp	12,160	50.5%	6,141
Daniel Giesecke	12,160	50.5%	6,141

Our Compensation Program Design Process
Role of the Compensation Committee
The Compensation Committee, together with the other independent directors, is responsible for structuring our compensation program and approving the compensation of the CEO and other NEOs, among other duties expressed in its charter. The Compensation Committee makes these approvals based on its review of corporate and individual performance, input from the CEO with respect to the NEOs other than himself (detailed in this CD&A) and the advice of its independent advisor. Two other key inputs to the Compensation Committee's decision-making process are the current status of the Company's business strategy and the feedback we receive from our shareholders.
Independent Advisor to the Compensation Committee
The Compensation Committee engages Compensia, Inc. ("Compensia") as its independent advisor. Compensia's duties include:

•	CEO pay analysis;

•	NEO pay analysis and review of CEO recommendations regarding NEO compensation;

•	Peer group review;

•	Independent director compensation review;

•	Incentive program design; and

•	Collaboration with management on behalf of the Compensation Committee in developing management's recommendations to the Compensation Committee regarding executive pay matters.
Compensia has been retained by and reports directly to the Compensation Committee. The Compensation Committee assessed Compensia's independence in light of the SEC requirements and NYSE listing standards and determined that Compensia's work did not raise any conflict of interest or independence concerns.
Role of Management
The CEO makes compensation recommendations to the Compensation Committee for the NEOs other than himself, based on an assessment of individual and corporate performance. Management personnel prepare compensation information and performance assessments for the Compensation Committee.
Compensation Peer Group and Market Data
The Compensation Committee periodically examines market data to evaluate pay levels, pay practices and other compensation decisions. This market data review includes corresponding pay levels and pay practices employed at a peer group of similarly-sized companies in similar lines of business to the Company and which compete in similar markets for business or talent. The Compensation Committee does not believe it is appropriate to establish compensation levels based only on market practices. For each element of compensation, the Compensation Committee uses the median of the peer group as a reference point, while also considering other factors (e.g., Knowles' financial performance, individual roles and responsibilities relative to peer references and the overall mix of compensation).
The Compensation Committee considers the following general criteria in selecting the compensation peer group:

•	Companies that are publicly-traded in the U.S.;

•	Companies in the same or similar lines of business;

•	Companies that serve similar customers; and

•
Companies with revenue of approximately 0.5x to 2.0x Knowles' revenue and within a reasonable size range of Knowles with respect to other financial and operating metrics, such as market capitalization and earnings before interest and taxes.

2019 Compensation Peer Group
Cirrus Logic Coherent Cree Diodes II-IV Integrated Device Technology Littelfuse	MACOM Technology Solutions OSI Systems Power Integrations Rogers Semtech Silicon Laboratories Synpatics
As part of its ongoing review of the executive compensation peer group, the Compensation Committee assessed the peer group against the above criteria and approved updates to the peer group in April 2019. Given industry consolidation, the peer group was increased to improve the robustness of the market data. This peer group will be used for 2020 NEO compensation decisions.

2020 Compensation Peer Group
Arlo Technologies Cirrus Logic CTS Diodes FormFactor II-IV Infinera Lattice Semiconductor MACOM Technology Solutions MaxLinear Methode Electronics	MTS Systems NetScout Systems OSI Systems Power Integrations Rogers Semtech Silicon Laboratories SMART Global Holdings Synpatics Viavi Solutions
Compensation and Risk
We believe that our compensation programs are designed with appropriate risk mitigators, including:

•	Stock ownership guidelines for executive officers that align the interests of the executive officers with those of our shareholders;

•	Mix of base salary, cash incentive opportunities, and long-term equity compensation, that provide a balance of short-term and long-term incentives with fixed and variable components;

•	Capped payout levels for cash incentives;

•	Inclusion of non-financial metrics, such as qualitative performance factors, in determining actual compensation payouts; and

•
Use of stock options, RSUs and PSUs, that typically vest over a multi-year period, with stock options being exercisable for a seven-year period to encourage executives to take actions that promote the long-term sustainability of our business.

In October 2019, management of the Company analyzed whether Knowles' compensation policies and practices create material risks to Knowles. This analysis was reviewed by the Compensation Committee and Compensia, the Compensation Committee's independent compensation consultant. The Compensation Committee concluded that Knowles' compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.
Other Compensation Programs and Policies
Severance and Change-in-Control Benefits
Knowles does not offer employment contracts to any of its NEOs; however, NEOs participate in the Knowles' Executive Severance Plan (the "Severance Plan") and Senior Executive Change-In-Control Severance Plan (the "CIC Severance Plan"). We believe these plans help accomplish Knowles' objective of attracting and retaining talented executives and reduce the need to negotiate individual severance arrangements with departing executives. The Compensation

Committee also believes the CIC Severance Plan promotes management independence and helps retain, stabilize, and focus executives in the event of a potential change-in-control.
For further information regarding these plans and a quantification of the compensation to be received under these plans in the event of a change-in-control or termination of an NEO's employment as of December 31, 2019, please see "2019 Potential Payments upon Termination or Change-in-Control" on page 57 of this Proxy Statement.
Benefits
Our global benefits philosophy is to provide NEOs with protection and security through health and welfare, retirement, disability insurance and life insurance programs. The NEOs are eligible to participate in the same retirement and benefit plans that are generally available to Knowles' employees. The Company provides eligible NEOs with executive life insurance, which we believe is consistent with both peer and competitive pay practices, and is available to us at a reasonable group cost. In addition, executives are also eligible to receive expatriate and relocation benefits in accordance with the Company's policies.
Generally, it is the Compensation Committee's philosophy not to provide perquisites to our NEOs except in very limited circumstances. Knowles reimburses each NEO for an annual physical examination in order to lower the risk that undiagnosed health issues may have on leadership continuity. Knowles executives also have access to tickets to sporting events, which the executives primarily use to recognize and reward their team members.
Retirement and Pension Benefits
Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants' retirement plan accounts based on a percentage of their eligible compensation under applicable rules. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.
Effective for 2020, our executive officers and other select management employees are eligible to participate in the new Knowles Deferred Compensation Plan, which permits the deferral of base salary, annual bonus, RSUs and PSUs. Knowles implemented the new deferred compensation plan to provide a more market competitive benefit and help facilitate retirement savings for participants in a cost- and tax-effective way for the company.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A with management.
Based on such review and discussions with management, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2019.
Compensation Committee:
Ronald Jankov (Chair)
Hermann Eul
Richard K. Lochridge
Donald Macleod
Cheryl Shavers

2019 Summary Compensation Table
The following table sets forth information regarding 2019 and, to the extent required under SEC executive compensation disclosure rules, 2018 and 2017 compensation for each of our NEOs.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Niew President & Chief Executive Officer	2019	650,000	2,550,011	850,000	381,050	125,400	19,286	4,575,747
	2018	650,000	2,549,993	849,998	896,142	—	18,394	4,964,527
	2017	650,000	3,149,991	1,050,001	446,550	58,000	17,657	5,372,199
John S. Anderson Senior Vice President & Chief Financial Officer	2019	414,000	750,009	250,000	230,681	6,000	14,000	1,664,690
	2018	414,000	750,009	249,999	318,461	—	13,750	1,746,219
	2017	409,685	703,123	234,372	203,005	3,000	13,250	1,566,435
Christian U. Scherp President, Performance Audio	2019	425,000	562,497	187,502	212,147	—	118,963	1,506,109
	2018	425,000	562,503	187,502	229,038	—	235,104	1,639,147
	2017	425,000	562,503	187,498	204,829	—	18,480	1,398,310
Daniel J. Giesecke Senior Vice President & Chief Operating Officer	2019	357,500	562,497	187,502	204,705	—	15,786	1,327,990
	2018	357,500	562,503	187,502	307,532	—	15,536	1,430,573
	2017	357,500	562,503	187,498	205,330	—	15,720	1,328,551
Robert J. Perna (6) Sr. VP & General Counsel	2019	274,493	524,997	175,003	121,216	—	123,972	1,219,681
Thomas G. Jackson (7) Former Sr. VP & General Counsel	2019	159,274	524,994	124,997	54,631	—	416,202	1,280,098
__________

(1)
The amounts reported in this column represent the aggregate grant date fair value of restricted stock units and performance share units, each calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”) and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating the amounts reported. The amounts included for the PSUs granted are calculated based on the probable satisfaction of the performance conditions for such awards as of the grant date. Assuming the highest level of performance is achieved for the PSUs, the maximum value of the 2019 PSUs would be as follows: Mr. Niew $3,825,000; Mr. Anderson: $1,125,000; Mr. Scherp: $843,750; Mr. Giesecke: $843,750; and Mr. Perna: $787,500. On May 13, 2019, Mr. Perna received RSUs, which vest ratably over a period of three years, with a grant date fair value of $174,996 and PSUs which vest over a three year performance period and have a grant date fair value of $350,001 (and a maximum value of $787,500), each in connection with his joining the Company. Mr. Jackson’s 2019 annual LTIP award was canceled upon his separation from Knowles. On May 13, 2019, Mr. Jackson received RSUs, which vest in full on May 31, 2020, with a grant date fair value of $150,000 in connection with his separation from the Company.

(2)
The amounts reported in this column represent the aggregate grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718 and do not correspond to the actual value that might be realized by the NEOs. See Note 14 to the Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating the amounts reported. On May 13, 2019, Mr. Perna received stock options, which vest ratably over a period of three years, with a grant date fair value of $175,003.

(3)
The 2019 amounts represent the annual incentive bonus received by each NEO under the Knowles Annual Incentive Plan based on performance in 2019 as determined by the Compensation Committee. The annual incentive plan is discussed in our CD&A beginning on page 40 of this Proxy Statement and the estimated possible threshold, target and maximum amounts for the incentive awards are reflected in the table “Grants of Plan Based Awards in 2019” on page 52 of the Proxy Statement. In February 2020, the Compensation Committee determined that Mr. Scherp and Mr. Giesecke were not in compliance with the stock ownership guidelines, due to fluctuations in the Company's stock price. As a result, Mr. Scherp received $118,168 of his annual incentive bonus in the form of 7,110 shares of Knowles common stock issued on February 28, 2020, and Mr. Giesecke received $16,770 of his annual incentive bonus in the form of 1,009 shares of Knowles common stock issued on February 28, 2020.

(4)
Amounts represent changes in the present value of accumulated benefits under the Knowles Pension Replacement Plan, a legacy Dover Corporation plan. On February 28, 2014, Dover Corporation spun the Company off as an independent, publicly-traded company.

(5)	Amounts included in this column for 2019 are set forth by category in the “2019 All Other Compensation Table” below.

(6)	Mr. Perna was not an employee of the Company in 2017 and 2018.

(7)	Mr. Jackson was not an NEO in 2017 and 2018.

2019 All Other Compensation Table

Name	401(k) Match ($)	Executive Life Insurance ($)	Miscellaneous ($)		Total ($)
Jeffrey S. Niew	14,000	5,286	—		19,286
John S. Anderson	14,000	—	—		14,000
Christian U. Scherp	14,000	1,280	103,683	(1)	118,963
Daniel Giesecke	14,000	1,786	—		15,786
Robert J. Perna	11,577	—	112,395	(2)	123,972
Thomas G. Jackson	6,202	—	410,000	(3)	416,202
__________

(1)	Amount represents trailing tax equalization payments related to Mr. Scherp's previous expatriate assignment.

(2)
Amount represents relocation reimbursement in the amount of $54,286, related tax reimbursements in the amount of $53,414, an executive physical examination in the amount of $4,295, and sports tickets in the amount of $400.

(3)	Amount represents severance pay of $385,000 or 12 months base salary and approximately $25,000 in COBRA continuation benefits for 12 months.

Grants of Plan-Based Awards in 2019
The following table summarizes awards made to our NEOs in 2019. All equity awards were granted under the 2018 Equity and Cash Incentive Plan (the "Equity and Cash Incentive Plan").

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey S. Niew	Stock Option(2)	2/19/2019	—	—	—	—	—	—		136,656	16.07	187,502
	RSUs(3)	2/19/2019	—	—	—	—	—	—	52,894	—	—	850,007
	PSUs(4)	2/19/2019	—	—	—	23,199	92,795	208,789	—	—	—	1,700,004
	Annual Incentive Plan(5)		78,000	780,000	1,560,000	—	—	—	—	—	—	—
John S. Anderson	Stock Option(2)	2/19/2019	—	—	—	—	—	—	—	40,193	16.07	250,000
	RSUs(3)	2/19/2019	—	—	—	—	—	—	15,557	—	—	250,001
	RSUs(3)	2/19/2019	—	—	—	6,823	27,293	61,409		—	—	500,008
	Annual Incentive Plan(5)		28,980	289,800	579,600	—	—	—		—	—	—
Christian Scherp	Stock Option(2)	2/19/2019	—	—	—	—	—	—		30,145	16.07	187,502
	RSUs(3)	2/19/2019	—	—	—	—	—	—	11,668	—	—	187,505
	PSUs(4)	2/19/2019	—	—	—	5,117	20,469	46,055	—	—	—	374,992
	Annual Incentive Plan(5)		11,156	297,500	595,000	—	—	—	—	—	—	—
Daniel J. Giesecke	Stock Option(2)	2/19/2019	—	—	—	—	—	—	—	30,145	16.07	187,502
	RSUs(3)	2/19/2019	—	—	—	—	—	—	11,668	—	—	187,505
	PSUs(4)	2/19/2019	—	—	—	5,117	20,469	46,055	—	—	—	374,992
	Annual Incentive Plan(5)		25,025	250,250	500,500	—	—	—	—	—	—	—
Robert J. Perna	Stock Option(2)	5/13/2019	—	—	—	—	—	—	—	26,718	17.39	175,003
	RSUs(3)	5/13/2019	—	—	—	—	—	—	10,063	—	—	174,996
	PSUs(4)	5/13/2019	—	—	—	4,415	17,659	39,733	—	—	—	350,001
	Annual Incentive Plan(5)		16,470	164,696	329,392	—	—	—	—	—	—	—
Thomas G. Jackson	Stock Option(2)	2/19/2019	—	—	—	—	—	—	—	20,096	16.07	124,997
	RSUs(3)	2/19/2019	—	—	—	—	—	—	7,778	—	—	124,992
	PSUs(4)	2/19/2019	—	—	—	3,412	13,646	30,704	—	—	—	249,995
	Annual Incentive Plan(5)		7,964	79,637	159,274	—	—	—	—	—	—	—
	RSUs(6)	2/28/2019	—	—	—	—	—	—	7,896	—	—	128,547
	RSUs(7)	5/13/2019	—	—	—	—	—	—	8,626	—	—	150,006
__________

(1)	The 2019 annual long-term incentive grants were approved by the Compensation Committee on February 19, 2019.

(2)
This stock option grant was made as part of the annual long-term incentive grant process, and has a grant date fair value which was calculated using a Black-Scholes value of $6.22 per stock option (except with respect to Mr. Perna, where the Black-Scholes value was $6.55). These stock options become exercisable at a rate of 33% a year on the annual anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.

(3)
This RSU grant was made as part of the annual long-term incentive grant process. These RSUs vest at a rate of 33% a year on the annual anniversary of the grant date, subject to the NEO's continued employment through the applicable vesting date.

(4)
This PSU grant was made as part of the annual long-term incentive grant process. The PSUs will be paid out in shares of Knowles common stock at the end of the three year performance period based on Knowles performance against revenue goal and ranking of total shareholder return against SPSISC index companies during the 2019 to 2021 performance period. The threshold, target and maximum amounts assume 25%, 100% and 225%, respectively, satisfaction of the PSU goals.

(5)
The amounts shown in this row reflect the potential payout at target for 2019 performance under the Knowles Annual Incentive Plan. The bonus amount paid in February 2020 is disclosed in the 2019 Summary Compensation Table in the column “Non-Equity Incentive Compensation” for 2019 for each NEO.

(6)	This RSU grant was made in lieu of 2018 cash bonus to meet Mr. Jackson's stock ownership guideline.

(7)
In addition to his 2019 annual LTIP awards, Mr. Jackson received a one-time RSU grant of $150,000 on May 13, 2019 as a condition of his separation from Knowles. These RSUs will vest on May 31, 2020, subject to Mr. Jackson’s compliance with the vesting provisions of his award. Please note that Mr. Jackson’s 2019 annual LTIP awards were forfeited as a result of his separation from Knowles.

Outstanding Equity Awards at Fiscal Year-End 2019
The following table provides information as of December 31, 2019 regarding outstanding stock option awards, unvested stock awards and unvested PSUs held by each of the NEOs, including stock option and RSU awards granted by Dover Corporation prior to the spin-off which were converted into Knowles equity awards in connection with the spin-off.

Name	Number of Securities Underlying Unexercised options(#) Exercisable(1)	Number of Securities Underlying Unexercised options(#) Unvested(1)		Option Exercise Price ($)	Option Expiration Date	Number of share or units of stock that have not Vested (#)		Market value of share or units of stock that have not vested ($)(2)	Performance Period		Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or Payout Value of shares, units or other rights that have not vested ($)(2)
Jeffrey S. Niew	133,333			29.53	03/05/2021	36,307	(3)	767,893	2017-2019	(6)	68,093	1,440,167
	36,093			22.17	02/10/2021	39,655	(4)	838,703	2018-2020	(7)	123,636	2,614,901
	82,710			21.77	02/09/2022	52,894	(5)	1,118,708	2019-2021	(8)	92,795	1,962,614
	75,254			23.92	02/14/2023
	177,778			29.53	03/05/2021
	364,188			17.91	02/16/2022
	638,298			11.02	02/16/2023
	104,012	52,006	(3)	19.28	02/15/2024
	52,566	105,133	(4)	14.29	02/15/2025
	0	136,656	(5)	16.07	02/19/2026
John S. Anderson	37,333			29.53	03/05/2021	8,105	(3)	171,421	2017-2019	(6)	15,199	321,459
	33,086			21.77	02/09/2022	11,664	(4)	246,694	2018-2020	(7)	36,364	769,099
	30,099			23.92	02/14/2023	15,557	(5)	329,031	2019-2021	(8)	27,293	577,247
	33,333			29.53	03/05/2021
	68,285			17.91	02/16/2022
	119,681			11.02	02/16/2023
	23,216	11,609	(3)	19.28	02/15/2024
	15,460	30,922	(4)	14.29	02/15/2025
	0	40,193	(5)	16.07	02/19/2026
Christian U. Scherp	16,000			29.53	03/05/2021	6,484	(3)	137,137	2017-2019	(6)	12,160	257,184
	20,068			23.92	02/14/2023	8,748	(4)	185,020	2018-2020	(7)	27,273	576,824
	44,444			29.53	03/05/2021	11,668	(5)	246,778	2019-2021	(8)	20,469	432,919
	36,419			17.91	02/16/2022
	17,544			18.70	07/30/2025
	95,745			11.02	02/16/2023
	18,573	9,287	(3)	19.28	02/15/2024
	11,595	23,192	(4)	14.29	02/15/2025
	0	30,145	(5)	16.07	02/19/2026
Daniel J. Giesecke	16,000			29.53	03/05/2021	6,484	(3)	137,137	2017-2019	(6)	12,160	257,184
	7,219			22.17	02/10/2021	8,748	(4)	185,020	2018-2020	(7)	27,273	576,824
	16,541			21.77	02/09/2022	11,668	(5)	246,778	2019-2021	(8)	20,469	432,919
	15,051			23.92	02/14/2023
	44,444			29.53	03/05/2021
	36,419			17.91	02/16/2022
	95,745			11.02	02/16/2023
	18,573	9,287	(3)	19.28	02/15/2024
	11,595	23,192	(4)	14.29	02/15/2025
	0	30,145	(5)	16.07	02/19/2026
Robert J. Perna	—	26,718	(9)	17.39	05/13/2026	10,063	(9)	212,832	2019-2021	(8)	17,659	373,488

__________

(1)
Grants prior to March 7, 2014 were granted under the Dover Corporation equity compensation plans and were converted into Knowles stock-settled stock appreciation rights at the time of the spin-off in 2014.

(2)	Based on a December 31, 2019 closing Knowles stock price of $21.15 per share.

(3)	2017 annual grant which vests on February 16, 2020.

(4)	2018 annual grant which vests ratably on February 15, 2020 and February 15, 2021.

(5)	2019 annual grant which vests ratably over a three-year period beginning on February 19, 2020.

(6)
Because performance is determined on a cumulative basis over the performance period, the 2017 PSUs are being reported at target for purposes of this table. Based on the Company’s revenue performance, as modified by the Company’s TSR performance, the 2017 PSUs vested on February 1, 2020 and were paid out at 50.5% of target. Mr. Niew received 34, 387 shares, Mr. Anderson received 7,675 shares, Mr. Scherp received 6,141 shares and Mr. Giesecke received 6,141 shares.

(7)
2018 annual grant of PSUs that vests on February 1, 2021 based on the Company’s revenue performance over the 2018-2020 performance period, as modified by the Company’s TSR performance. Because performance is determined on a cumulative basis over the performance period, the 2018 PSUs are being reported at target for purposes of this table.

(8)
2019 annual grant of PSUs that vests on February 1, 2022 based on the Company’s revenue performance and TSR performance ranking against the S&P Semiconductor Select Index companies over the February 1, 2019 to February 1, 2022 performance period. Because performance is determined on a cumulative basis over the performance period, the 2019 PSUs are being reported at target for purposes of this table.

(9)	2019 annual grant which vests ratably over a three-year period beginning on May 13, 2020.
Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting(2) ($)
Jeffrey S. Niew	56,050	341,625	104,531	1,688,176
John S. Anderson	—	—	23,009	371,595
Christian U. Scherp	—	—	18,116	292,573
Daniel J. Giesecke	—	—	18,116	292,573
Robert J. Perna	—	—	—	—
Thomas G. Jackson	99,084	506,935	19,973	323,590
__________

(1)	Amount represents gross number of shares of common stock vested and is not reduced by shares withheld by the Company for tax purposes.

(2)	Aggregate dollar value realized on vesting of the stock awards is calculated by multiplying the closing price of the common stock on the vesting date by the number of vested shares.
2019 Nonqualified Deferred Compensation
The Deferred Compensation Plan is a legacy plan from Dover Corporation. This is a frozen plan and no new contributions have been made after the spin-off in February 2014. This nonqualified plan permitted select Dover Corporation management and highly compensated employees on U.S. payroll to irrevocably elect to defer up to 50% of salary and 100% of bonus and cash performance payments. No discretionary registrant contributions can be made to the plan.
Amounts deferred under the plan are credited with hypothetical investment earnings based on the participant's investment elections made from among investment options designated under the plan. Participants are 100% vested in all amounts they defer, as adjusted for any earnings and losses on such deferred amounts.
Generally, deferred amounts will be distributed from the plan only on account of retirement at age 65 (or age 55 with 10 years of service), disability, other termination of service, or at a scheduled in-service withdrawal date chosen by the participant, subject to Section 409A of the Internal Revenue Code.

Name	Plan Name	Executive contributions in Last FY(1)	Registrant contributions in Last FY	Aggregate earnings in Last FY(2)	Aggregate withdrawals/ distributions	Aggregate Balance at Last FYE
Jeffrey S. Niew	Knowles Deferred Compensation Plan	N/A	N/A	$38,983	$(29,833)	$147,726
John S. Anderson	Knowles Deferred Compensation Plan	N/A	N/A	$806	$(185,268)	$—
Christian U. Scherp(3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Daniel J. Giesecke	Knowles Deferred Compensation Plan	N/A	N/A	$18,109	$—	$87,110
Robert J. Perna (3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
Thomas G. Jackson (3)	Knowles Deferred Compensation Plan	N/A	N/A	N/A	N/A	N/A
__________

(1)	Employees are no longer eligible to contribute to the plan.

(2)	Calculated using the 12/31/2018 Aggregate Balance disclosed in the Knowles 2018 Proxy Statement as a starting balance.

(3)	Not eligible for the Deferred Compensation Plan.
Knowles Pension Replacement Plan
When Knowles was spun-off from Dover Corporation, the Knowles Pension Replacement Plan (PRP) was retained, which is a frozen non-qualified pension plan for tax purposes.
Benefits accrued under the Knowles PRP reflect service while these NEOs were covered under the Dover Corporation Pension Replacement Plan prior to the spin-off of Knowles. Benefits were determined by multiplying the participant’s years of actual service as of December 31, 2013 (subject to a maximum of 30 years) by a percentage of the participant’s final average compensation as defined under the plan, reduced by the amount of company-provided benefits under any other retirement plans, including the pension plan, as well as the company-paid portion of Social Security benefits.
As of January 1, 2014, all of Knowles’ NEOs who participate in the PRP became fully vested in their benefits (in connection with the spin-off of Knowles from Dover Corporation) and are eligible to begin receiving benefits upon termination of employment. Knowles PRP benefits may be forfeited for “cause” (defined as conviction of a felony which places Knowles at legal or other risk, or is expected to cause substantial harm to the business of a Knowles company or its relationships with employees, distributors, customers or suppliers).
Normal retirement age for the Knowles PRP is age 65. Knowles employees who were participants on or before March 1, 2010 will be entitled to receive the portion of their benefits that accrued through December 31, 2009 without any reduction due to early retirement if they retire after they reach age 62 and complete 10 years of service. Knowles does not anticipate establishing a new pension replacement plan nor covering additional employees in this plan.
Pension Benefits Through 2019

Name	Plan Name	Number of Years Credited Service (#)(1)	Normal Retirement Age (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jeffrey S. Niew	PRP	8.3	65	559,500	N/A
John S. Anderson	PRP	4.3	65	30,400	N/A
Christian U. Scherp(2)	N/A	N/A	N/A	N/A	N/A
Daniel J. Giesecke	PRP	8.3	65	0	N/A
Robert J. Perna (2)	N/A	N/A	N/A	N/A	N/A
Thomas G. Jackson (2)	N/A	N/A	N/A	N/A	N/A
__________

(1)	Years of service are only credited through the December 31, 2013 plan freeze.

(2)	Not eligible for the Knowles Pension Replacement Plan ("PRP").

2019 Potential Payments upon Termination or Change-in-Control
The discussion and tables below describe the payments to which each of the NEOs would be entitled in the event of termination of such executive's employment or a change-in-control as of December 31, 2019.
Knowles has in place the Severance Plan and the CIC Severance Plan. The Severance Plan creates a consistent and transparent policy for determining separation benefits for all similarly situated executives, and formalizes Knowles' executive severance practices. The CIC Severance Plan likewise establishes a consistent policy regarding double-trigger change-in-control severance payments, and is based on market best practices. All of Knowles' NEOs are eligible to participate in both the Severance Plan and the CIC Severance Plan as of December 31, 2019.
Potential Severance Payments Upon Termination
The Severance Plan provides that if a covered executive's employment is terminated without cause (as defined in the Severance Plan), the executive will be entitled to certain severance benefits. The Equity and Cash Incentive Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. For a termination other than for cause, the NEOs would generally be entitled to the following benefits:

•	12 months of salary continuation;

•	12 months of company-provided healthcare benefit continuation;

•	A prorated annual incentive bonus for time worked during the year based on actual performance;

•	Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the termination; and

•	Under the Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.
In the event of death, disability or retirement, the NEO would also be entitled to the following:

•	Stock options or SSARs unvested at the date of termination would become vested and exercisable;

•
Restricted stock or RSUs unvested at the date of termination would become vested (in the event of death or disability), or would continue to vest according to their original schedule (in the event of retirement); and

•
Performance shares or PSUs unvested as the date of termination would become vested (on a pro-rata basis in the event of death or disability), or would continue to vest according to their original schedule (in the event of retirement).

The table below shows the aggregate amount of potential payments and other benefits that each of Knowles' NEOs would have been entitled to receive if his employment had terminated under the specified circumstances, other than as a result of a change-in-control, on December 31, 2019. The amounts shown assume that termination was effective as of December 31, 2019, include amounts earned through such time and are estimates of the amounts which could have been paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of each executive's termination of employment.

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($)(1)		For Retirement ($)		For Death or Disability ($)
Jeffrey S. Niew

Cash severance	0		1,430,000	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		2,725,304	(3)	2,725,304	(3)
Vested Stock options/SSARs	8,201,033	(4)	8,201,033	(4)	0		8,201,033	(4)	8,201,033	(4)
Unvested stock options/SSARs	0		0		0		1,512,675	(5)	1,512,675	(5)
Unvested PSUs	0		0		0		4,577,516	(6)	2,193,614	(6)
Retirement plan payments	451,122	(7)	451,122	(7)	0		451,122	(7)	451,122	(7)
Deferred comp plan	147,726	(8)	147,726	(8)	147,726	(8)	147,726	(8)	147,726	(8)
Health and welfare benefits	0		13,495	(9)	0		0		0
Total:	8,799,881		10,243,376		147,726		17,615,376		15,231,474

John S. Anderson
Cash severance	0		703,800	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		747,146	(3)	747,146	(3)
Vested Stock options/SSARs	1,583,082	(4)	1,583,082	(4)	0		1,583,082	(4)	1,583,082	(4)
Unvested stock options/SSARs	0		0		0		438,014	(5)	438,014	(5)
Unvested PSUs	0		0		0		1,346,346	(6)	645,189	(6)
Retirement plan payments	27,116	(7)	27,116	(7)	0		27,116	(7)	27,116	(7)
Deferred comp plan	0	(8)	0	(8)	0	(8)	0	(8)	0	(8)
Health and welfare benefits	0		19,177	(9)	0		0		0
Total:	1,610,198		2,333,175		0		4,141,704		3,440,547

Christian Scherp
Cash severance	0		722,500	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		568,935	(3)	568,935	(3)
Vested Stock options/SSARs	1,245,151	(4)	1,245,151	(4)	0		1,245,151	(4)	1,245,151	(4)
Unvested stock options/SSARs	0		0		0		329,601	(5)	329,601	(5)
Unvested PSUs	0		0		0		1,009,743	(6)	483,887	(6)
Retirement plan payments			0		0		0	(7)	0	(7)
Deferred comp plan	0	(8)	0	(8)	0	(8)	0	(8)	0	(8)
Health and welfare benefits	0		19,197	(9)	0		0		0
Total:	1,245,151		1,986,848		0		3,153,430		2,627,574

Daniel Giesecke
Cash severance	0		607,750	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		568,935	(3)	568,935	(3)
Vested Stock options/SSARs	1,202,168	(4)	1,202,168	(4)	0		1,202,168	(4)	1,202,168	(4)
Unvested stock options/SSARs	0		0		0		329,601	(5)	329,601	(5)
Unvested PSUs	0		0		0		1,009,743	(6)	483,887	(6)
Retirement plan payments	0		0		0		0	(7)	0	(7)
Deferred comp plan	87,110	(8)	87,110	(8)	87,110	(8)	87,110	(8)	87,110	(8)
Health and welfare benefits	0		18,907	(9)	0		0		0
Total:	1,289,278		1,915,935		87,110		3,197,557		2,671,701

	Voluntary Termination ($)		Involuntary Not for Cause Termination ($)		For Cause Termination ($)(1)		For Retirement ($)		For Death or Disability ($)
Robert Perna

Cash severance	0		688,000	(2)	0		0		0
Unvested restricted stock/RSUs	0		0		0		212,832	(3)	212,832	(3)
Vested Stock options/SSARs	0	(4)	0	(4)	0		0	(4)	0	(4)
Unvested stock options/SSARs	0		0		0		100,460	(5)	100,460	(5)
Unvested PSUs	0		0		0		373,488	(6)	107,344	(6)
Retirement plan payments	0		0		0		0	(7)	0	(7)
Deferred comp plan	0	(8)	0	(8)	0	(8)	0	(8)	0	(8)
Health and welfare benefits	0		12,152	(9)	0		0		0
Total:	0		700,152		0		686,780		420,636
__________

(1)
An executive whose employment is terminated by Knowles for cause will forfeit all outstanding cash and equity awards, whether or not vested or exercisable. The executive will receive a payment of amounts deferred and accrued in the Deferred Compensation Plan but will forfeit benefits under the PRP in accordance with the PRP terms.

(2)
This amount represents 12 months' salary continuation plus an amount equal to the pro rata portion of the target annual incentive payable for the year in which the termination occurs (reflects a full year's target bonus for a termination December 31, 2019).

(3)
Restricted stock / RSUs would vest in the event of death or disability. In the event of retirement, the restricted stock or RSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(4)
The officers hold vested but unexercised options and/or SSARs as of December 31, 2019. The amounts reflect the intrinsic (in-the-money) value of vested stock options and SSARs as of December 31, 2019 based on the December 31, 2019 closing stock price of $21.15 per share.

(5)
Stock options / SSARs would vest and become exercisable in the event of retirement, death or disability. The officers hold unvested options and/or SSARs as of December 31, 2019. The amounts reflect the intrinsic (in-the-money) value of unvested stock options and SSARs as of December 31, 2019 based on the December 31, 2019 closing stock price of $21.15 per share.

(6)
Performance shares / PSUs would vest on a pro-rata basis in the event of death or disability. In the event of retirement, the performance shares or PSUs would continue to vest according to their original schedule. The amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(7)	Reflects benefits accrued under the PRP as of December 31, 2019. Benefits accrued under the PRP are forfeited in the event of a termination for cause, as defined in the PRP.

(8)
These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Deferred Compensation Plan as of December 31, 2019. No increase in such benefits would result from the termination event.

(9)
Under the Severance Plan, an executive is entitled to a monthly amount equal to the then cost of COBRA health continuation coverage based on the level of health care coverage in effect on the termination date, if any, for the lesser of 12 months or the period that the executive receives COBRA benefits.

Mr. Jackson terminated his employment with the Company on May 31, 2019. Pursuant to the Severance Plan, Mr. Jackson received as severance pay and severance benefits: (a) a cash severance payment equal to one-year of his base salary ($385,000), paid over a 12-month period; (b) COBRA continuation benefit for 12 months; and (c) a pro rata portion of his annual incentive bonus ($54,631). In addition, Mr. Jackson received RSUs, which vest in full on May 31, 2020, with a grant date fair value of $150,000.

Potential Payments Following a Change-in-Control
Under the CIC Severance Plan, the payment of severance benefits following a change-in-control is subject to a double-trigger — that is, such benefits are payable only upon certain specified termination events within an 18 month period following a change-in-control. However, rights of an executive under the Equity and Cash Incentive Plan, the Deferred Compensation Plan, the PRP and other benefit plans are governed by the terms of those plans and typically are affected by the change-in-control event itself, even if the executive continues to be employed by Knowles or a successor company following the change-in-control.

The CIC Severance Plan, the Equity and Cash Compensation Plan and Knowles' other benefit plans each have their own provisions relating to rights and obligations under the plan upon termination. In the event of a change-in-control and without a termination, the NEOs would generally be entitled to the following benefits:

•	Under the PRP, each participant will become entitled to receive the actuarial value of the participant's benefit accrued through the date of the change-in-control; and

•	Under the Deferred Compensation Plan, amounts deferred under the plan will continue to accrue any earnings and will be payable in accordance with the elections made by the executive officer.
In the event of a qualified termination within 18 months of a change-in-control, the NEOs would generally be entitled to the following additional benefits:

•
A lump sum payment equal to 2.0 multiplied by the sum of (i) the executive's annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher;

•	A lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year;

•	All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan;

•	All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan; and

•
Performance shares or PSUs unvested as the date of termination would become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan.

Under the CIC Severance Plan, no executive is entitled to any gross-ups for excise taxes. Instead, the CIC Severance Plan provides for a "best net" treatment of change-in-control payments and benefits, where any NEO who would be subject to an excise tax will receive the greater of (i) the after-tax benefit, net of any excise taxes or (ii) the maximum benefit possible up to a payment cap at which no excise tax would be applied, with benefits in excess of the payment cap cut back so as to fall under the payment cap.
The following table shows the potential payments and other benefits that each of the NEOs would have been entitled to receive upon a change-in-control on December 31, 2019, both with and without a termination.

	Change-in Control Only (Single-Trigger) ($)		Involuntary Termination Following a Change-in-Control (Double-Trigger) ($)
Jeffrey S. Niew

Cash severance	0		2,860,000	(1)
Unvested restricted stock/RSUs	—		2,725,304	(2)
Vested Stock options/SSARs	8,201,033	(3)	8,201,033	(3)
Unvested stock options/SSARs	0		1,512,675	(4)
Unvested PSUs	0		4,577,516	(5)
Retirement plan payments	451,122	(6)	451,122	(6)
Deferred comp plan	147,726	(7)	147,726	(7)
Health and welfare benefits	—		13,495	(8)
Total:	8,799,881		20,488,871

John S. Anderson

Cash severance	0		1,407,600	(1)
Unvested restricted stock/RSUs	—		747,146	(2)
Vested Stock options/SSARs	1,583,082	(3)	1,583,082	(3)
Unvested stock options/SSARs	0		438,014	(4)
Unvested PSUs	0		1,346,346	(5)
Retirement plan payments	27,116	(6)	27,116	(6)
Deferred comp plan	0	(7)	—	(7)
Health and welfare benefits	—		19,177	(8)
Total:	1,610,198		5,568,481

Christian Scherp

Cash severance	0		1,445,000	(1)
Unvested restricted stock/RSUs	—		568,935	(2)
Vested Stock options/SSARs	1,245,151	(3)	1,245,151	(3)
Unvested stock options/SSARs	0		329,601	(4)
Unvested PSUs	0		1,009,743	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	0	(7)	—	(7)
Health and welfare benefits	—		19,197	(8)
Total:	1,245,151		4,617,627

Daniel Giesecke

Cash severance	0		1,215,500	(1)
Unvested restricted stock/RSUs	—		568,935	(2)
Vested Stock options/SSARs	1,202,168	(3)	1,202,168	(3)
Unvested stock options/SSARs	0		329,601	(4)
Unvested PSUs	0		1,009,743	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	87,110	(7)	87,110	(7)
Health and welfare benefits	—		18,907	(8)
Total:	1,289,278		4,431,964

Robert Perna

Cash severance	0		1,376,000	(1)
Unvested restricted stock/RSUs	—		212,832	(2)
Vested Stock options/SSARs	0	(3)	—	(3)
Unvested stock options/SSARs	0		100,460	(4)
Unvested PSUs	0		373,488	(5)
Retirement plan payments	0	(6)	0	(6)
Deferred comp plan	0	(7)	—	(7)
Health and welfare benefits	—		12,152	(8)
Total:	—		2,074,932

__________

(1)
Represents a lump sum payment equal to 2.0 multiplied by the sum of (i) the executive's annual salary on the termination date or the change-in-control date, whichever is higher, and (ii) his target annual incentive bonus for the year in which the termination or the date of the change-in-control occurs, whichever is higher.

(2)
All unvested restricted stock or RSUs will immediately become vested in accordance with the terms of the appropriate restricted stock or RSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(3)	The officers hold vested options and/or SSARs as of December 31, 2019 and the amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(4)
All outstanding stock options and SSARs will immediately become exercisable in accordance with the terms of the appropriate stock option or SSAR agreement under the Equity and Cash Incentive Plan. The officers hold unvested options and/or SSARs as of December 31, 2019 and the amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(5)
All unvested performance shares or PSUs will immediately become vested in accordance with the terms of the appropriate performance share or PSU agreement under the Equity and Cash Incentive Plan. The amounts are based on the December 31, 2019 closing stock price of $21.15 per share.

(6)	Includes benefits accrued under the PRP as of December 31, 2019. Benefits accrued under the PRP are forfeited in the event of a termination following a change-in-control as defined in the PRP.

(7)
These amounts reflect compensation deferred by the executive and earnings accrued thereon under the Deferred Compensation Plan as of December 31, 2019. No increase in such benefits would result from the termination event.

(8)	Includes a lump sum payment equal to the then cost of COBRA health continuation coverage, based on the level of health care coverage in effect on the termination date, if any, for one year.
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Niew, our CEO. To help understand this disclosure, we think it is important to give context to our operations. Approximately 80% of our employees work in Asia. The majority of these employees work in one of our manufacturing operations. Our ratio, which includes this employee population, is impacted by our strategy to in-source our core manufacturing in Asia and the relationship between competitive pay practices in the region compared to the United States, whereas our peers generally outsource their manufacturing to contract manufacturers in the same region. We believe our in-house manufacturing provides a competitive advantage, especially relative to executing on new product launches.
For 2019,

•	The median of the annual total compensation of all of our employees, other than Mr. Niew, was $8,338;

•	Mr. Niew's annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table, was $4,575,747; and

•	Based on this information, the ratio of the annual total compensation of Mr. Niew to the median of the annual total compensation of all employees is estimated to be 549 to 1.
Identification of Median Employee
We selected December 1, 2019 as the date on which to determine our median employee. As of that date, we had approximately 7,600 employees, of which approximately 1,000 were located inside the United States. For purposes of identifying the median employee, we considered base salary and target cash incentive for each of our employees, as compiled from the Company's payroll records. We selected base salary and target cash incentive as they represent the Company's principal broad-based compensation elements.
Using this methodology, we determined that our median employee was a manufacturing employee working in Malaysia. In determining the annual total compensation of the median employee, we calculated such employee's compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the NEOs.

PROPOSAL 5 —	APPROVAL OF AMENDED AND RESTATED KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN
Background
The Board recommends the approval of the 2018 Equity and Cash Incentive Plan, as amended and restated effective April 28, 2020 (the "Plan"). We are submitting the Plan to our shareholders for approval in order to increase the number of shares we have available for issuance of equity by 8,800,000, and make certain other technical changes.

A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan that is attached to this Proxy Statement as Appendix A.

At the 2020 Annual Meeting, our stockholders will be asked to approve the Knowles Corporation 2018 Equity and Cash Incentive Plan, as amended and restated effective as of April 28, 2020 (the “Plan”). The Plan was approved by the Board on March 6, 2020, subject to stockholder approval. Shares to be issued under the Plan may be authorized but unissued shares of Common Stock or treasury stock. As described further below, the maximum number of shares available for issuance under the Plan is 16,100,000, subject to adjustment in connection with certain capitalization events in accordance with the Plan. As of March 2, 2020, awards for 4,478,472 shares were outstanding under the Knowles Corporation 2018 Equity and Cash Incentive Plan (the “2018 Plan”), awards for 2,068,374 shares were outstanding under the Knowles Corporation 2016 Equity and Cash Incentive Plan (the “2016 Plan”) and awards for 3,792,203 shares were outstanding under the Knowles Corporation 2014 Equity and Cash Incentive Plan (the “2014 Plan”, the "2016 Plan" together with the 2018 Plan, the “Prior Plans”), comprised of stock options, restricted stock units and performance stock units. In addition, there were approximately 1,890,352 shares of Common Stock that remained available for future issuances under the Plan prior to the amendment and restatement. No future awards can be made under the Prior Plans but awards outstanding under the Prior Plans continue to be subject to the terms and conditions of the applicable Prior Plan.
Subject to approval of our stockholders at the Meeting, the Plan will become effective as of the date of the Meeting. If the Plan is not approved at the Meeting, awards can continue to be made under the Plan as in effect prior to the amendment and restatement, subject to the terms and conditions thereof and without regard to any of the changes made in the amendment and restatement.

The purposes of the Plan are to:

•	align the interests of our stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company’s growth and success;

•	advance the interests of the Company by attracting and retaining officers, other employees, and non-employee directors of the Company and affiliates; and

•	motivate award recipients to act in the long-term best interests of the Company and its stockholders.

Under the Plan, the Company may grant:

•	nonqualified stock options;

•	incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986. as amended (the “Code”)) (collectively, with nonqualified stock options. “Options”);

•	stock appreciation rights (“SARs”), in the form of free-standing SARs or SARs granted in tandem with an Option (“Tandem SARs”):

•	stock awards in the form of restricted stock, restricted stock units. or unrestricted stock awards (“Stock Awards”);

•	performance awards (“Performance Award”); and

•	deferred stock units (“Deferred Stock Unit Awards”).

As of March 2, 2020, approximately four hundred employees, which is generally consistent with historical employee participation, and eight non-employee directors, would be eligible to participate in the Plan.

Plan Highlights

Some of the key features of the Plan are as follows:

•	The Plan will be administered by a committee of the Board (the Compensation Committee) or a subcommittee thereof, comprised entirely of independent directors:

•	Options and SARs may not be repriced without stockholder approval;

•
We do not have a liberal definition of change of control meaning that an actual event must occur before a change of control occurs for purposes of the Plan (rather than just the signing of an agreement);

•
Outstanding Options, SARs, Stock Awards and Performance Awards are subject to double trigger vesting upon a change in control (when such awards are not assumed by the acquirer), meaning that both a qualifying termination of service and a change of control must occur prior to the accelerated vesting of such awards;

•
No award under the Plan may vest less than one year from the date of grant, provided that this requirement will not apply for up to 5% of the shares authorized for issuance under the Plan, and provided further that the Committee may provide for accelerated vesting in its discretion, including upon a change of control or termination of employment;

•
Dividend equivalent rights with respect to Options and SARs are prohibited and any dividend or dividend equivalent rights granted with respect to any other award under the Plan will be subject to the same vesting conditions as the underlying award;

•
“Liberal share recycling” is prohibited meaning that the Plan does not recycle shares that were not issued or delivered upon the net settlement or net exercise of an Option or SAR, shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award or shares repurchased by the Company on the open market with the proceeds of an Option exercise;

•	Under the Plan, the maximum number shares of Common Stock available for awards is 16,100,000 subject to adjustment in connection with certain capitalization events in accordance with the Plan;

•
Except with respect to substitute awards granted in connection with a corporate transaction, the purchase price of Options and the base price for SARs may not be less than the fair market value of a share of Common Stock on the date of grant; and

•
To the extent the Company grants a Stock Award or settles a Performance Award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred. Stock Unit Award, or Performance Award.

Additional Information on Outstanding Awards and Historical Grants
The following provides additional information on the total equity compensation awards outstanding and total grants made in prior years.
Overhang
The following table provides certain additional information regarding total awards outstanding at December 31, 2019 (fiscal year-end) and March 2, 2020.

	As of December 31, 2019	As of March 2, 2020
Number of outstanding SSARs	596,537	596,537
Weighted average exercise price of outstanding SSARs	$22.72	$22.72
Weighted average remaining term of outstanding SSARs	2.3 years	2.1 years
Number of outstanding Options	5,377,148	6,226,970
Weighted average exercise price of outstanding Options	$17.51	$17.39
Weighted average remaining term of outstanding Options	3.5 years	3.8 years
Number of outstanding full-value awards under the Prior Plan	3,105,903	3,515,542
Shares available for grant under 2018 Plan	5,124,107	1,890,352

As of March 2, 2020
Total Number of shares of common stock outstanding	92,369,618
Per-share closing price of common stock as reported on NYSE	$16.72

The following table provides detailed information regarding our equity compensation activity for the prior three fiscal years:

Burn Rate

	Fiscal Year 2019	Fiscal Year 2018	Fiscal Year 2017
Number of Options granted	906,996	963,692	832,826
Number of restricted shares/RSUs granted	1,518,148	1,707,911	1,375,335
Number of fully-vested shares granted to directors	—	—	—
Number of PSU awards granted	326,756	381,967	176,000
Total Share Usage	2,751,900	3,053,570	2,384,161
Weighted-average number of shares of common stock outstanding (000s)	91,156,124	90,050,051	89,329,794
Burn Rate (Options, restricted shares/RSUs, director shares, and PSU awards)	3.0%	3.4%	2.7%

The Board is submitting the Plan as a single proposal to our stockholders for approval at the annual meeting. Stockholder approval of the Plan is required by the rules of the NYSE.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN, AS AMENDED AND RESTATED EFFECTIVE AS OF APRIL 28, 2020.

Description of the Plan
The following description is qualified in its entirety by reference to the Plan document, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference.
Administration
The Plan will be administered by a committee (the “Committee”) designated by the Board, or a subcommittee of such committee, consisting of two or more members or the Board, each of whom is intended to be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and (ii) “independent” within the meaning of the rules of the NYSE. It is currently anticipated that the Compensation Committee will administer the Plan.
Subject to the terms of the Plan, the Committee will have the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. The Committee will also have authority to establish rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.
The Committee may delegate some or all of power and authority under the Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate, except that it may not delegate its power and authority to the Chief Executive Officer or any other executive officer with regard to the selection for participation in the Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
Eligibility
Participants in this Plan shall consist of such officers, other employees, and non-employee directors persons expected to become officers, other employees, and non-employee directors of the Company and its affiliates as the Committee in its sole discretion may select from time to time; provided, however, that no Award may be effective unless the participant has commenced the provision of services for the Company or its affiliates. Incentive stock options may only be granted to employees of the Company and certain of its corporate subsidiaries.
Available Shares
Subject to the capitalization adjustment provisions included in the Plan and certain other limitations described below, a total of 16,100,000 shares of Common Stock will be available for all awards under the Plan. To the extent the Company grants an Option or a free-standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan will be reduced by an amount equal to the number of shares subject to such Option or free-standing SAR. To the extent the Company grants a Stock Award or settles a Performance Award in shares of Common Stock or grants a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stuck that remain available for future grants under the Plan will be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit Award or Performance Award.
Shares of Common Stock subject to an outstanding Option, free-standing SAR, Stock Award. Deferred Stock Unit Award or Performance Award granted under the Plan or a Prior Plan that are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares of Common Stock subject to an Option canceled upon settlement of a related Tandem SAR or subject to a Tandem SAR canceled upon exercise of a related Option), or (ii) the settlement of such award in cash, will again be available for issuance under the Plan. Shares of Common Stock subject to an award under the Plan will not again be available for issuance under the Plan or a Prior Plan if such shares are (a) shares that were subject to an Option or SAR and were not issued or delivered upon the net settlement or net exercise of such Option or SAR, (b) shares delivered to or withheld by the Company to pay the purchase price or withholding taxes relating to an outstanding award, or (c) shares repurchased by the Company on the open market with the proceeds of an Option exercise.
The number of shares of Common Stock available for awards under the Plan shall not be reduced by (1) the number of shares of Common Stock subject to substitute awards or (2) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under the Plan (subject to applicable stock exchange requirements). Shares subject to substitute awards shall not be added back to the shares available for issuance under the Plan if the award is forfeited, expires, is terminated, canceled or forfeited or settled in cash. A substitute award generally means an award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction.
The maximum number of shares that may be delivered under the Plan pursuant to ISOs is 1,000,000 shares. In addition, the maximum number of shares of Common Stock subject to any award that may be granted under the Plan during any fiscal year of the Company to any participant shall be as follows: (I) 2,000,000 Options or SARs, (II) 500,000 shares of Restricted Stock, and (III) 500,000 Restricted Stock Units and performance shares or performance units. In addition, the aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any non-employee director shall not exceed $500,000; provided, however that the limit set forth in this sentence shall be multiplied by two in the year in which a non-employee director commences service on the Board.
As of March 2, 2020, we had an aggregate of 92,369,618 shares of Common Stock outstanding. The closing price per share of Common Stock on March 2, 2020, as reported by the NYSE, was $16.72.

Change of Control
In the event a Change of Control (as defined in the Plan) occurs and, during the period commencing on the date that is three (3) months prior to the date of the Change of Control and ending eighteen (18) months following the date of the Change of Control, (i) an award holder experiences an involuntary termination of employment (other than for cause, death or disability), (ii) an event or condition that constitutes “Good Reason” (as defined in the Plan) occurs and the award holder subsequently resigns for Good Reason in accordance with the procedures required under the Plan, or (iii) an award holder who is a non-employee director ceases to serve on the Board or the board of directors of any successor corporation, then (a) each outstanding Option and SAR held by such holder will become fully vested and exercisable, (b) the restriction period applicable to each outstanding Stock Award held by such holder will lapse, (c) Performance Awards will vest, and (d) performance with respect to any awards subject to performance-based vesting conditions will be determined pursuant to the terms oldie applicable award agreement.
In the event awards are not effectively assumed in a change of control, then upon such change of control (1) each outstanding Option and SAR held by such holder will become fully vested and exercisable, (2) the restriction period applicable to each outstanding Stock Award held by such holder will lapse, (3) Performance Awards will vest, and (4) performance with respect to any awards subject to performance-based vesting conditions will he determined pursuant to the terms of the applicable award agreement.
Minimum Vesting
No award granted under the Plan shall become fully exercisable or vested prior to the one (1)-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under the Plan; provided, further, that the minimum vesting requirement shall not apply to Deferred Stock Unit Awards received upon the vesting of an award granted under the Plan that was subject to the minimum vesting requirements. The minimum vesting requirements do not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change of Control or termination of employment or otherwise.
Effective Date, Termination and Amendment
If approved by the stockholders at the Meeting, the Plan shall become effective as of the date of the Meeting. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its Effective Date, unless terminated earlier by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of the Plan.
The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded or (ii) such amendment modifies the prohibitions on the repricing or discounting of Options and SARs .
Non-Transferability
The Plan restricts the ability of an award holder from transferring awards granted under the Plan other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the award agreement, to the holder’s family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration.

Options and SARs
The Plan provides for the grant of nonqualified stock options, incentive stock options and SARs, The Committee will determine the conditions to the exercisability of each Option and SAR.
Each Option will be exercisable for no more than ten (10) years after its date of grant, unless the Option is an incentive stock option and the optionee owns at the time of grant greater than ten percent (10%) of the voting power of all shares of capital stock of the Company (a ten percent holder), in which case the Option will be exercisable for no more than five (5) years after its date of grant. The Committee may, in its discretion establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of an Option. Except in the case of substitute awards granted in connection with a corporate transaction, the purchase price of an Option will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, unless the Option is an incentive stock option and the holder is a ten percent shareholder, in which case the option purchase price will be the price required by the Code. The Committee will determine whether an Option is exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
Each SAR will be exercisable for no more than ten (10) years after its date of grant, except that no Tandem SAR may be exercised later than the expiration, cancellation, forfeiture or other termination of the related Option. The Committee may, in its discretion, establish performance measures which may be satisfied or met, in each case as a condition to the grant or exercisability of a SAR. Except in the case of substitute awards granted in connection with a corporate transaction, the base price of a SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant, provided that the base price of a Tandem SAR will be the purchase price of the related Option. The Committee will determine in an award agreement whether a SAR will be stock or cash settled and whether the SAR will be exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a freestanding SAR, only with respect to a whole number of SARs.
The Committee may provide (or adopt procedures to provide) that an option or SAR outstanding on the last business day of the term of such option or SAR (the “ Automatic Exercise Date ”) that has a specified minimum value (that is, an exercise price that is at last $.50 or less as determined by the Committee lower than the fair market value of a share of Common Stock on the Automatic Exercise Date.
No Repricing
The Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the fair market value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change of Control or an adjustment in connection with a corporate event.
Stock Awards and Performance Awards
The Plan provides for the grant of Stock Awards which may include restricted stock award, restricted stock unit award, and unrestricted stock award and also provides for the grant of Performance Awards which include performance shares and performance units. Such grants may contingent on the achievement of performance or other objectives (including completion of service) during a specified period, subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of performance or other objectives, and/or may be granted for other purposes and shall be subject to such conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, dividends or dividend equivalent rights will be subject to the same restrictions (including performance conditions) as the awards to which they relate. Unrestricted stock awards will not be subject to any restriction period or performance measures. Unrestricted stock awards will be limited so that that the Common Stock subject to all unrestricted stock awards, combined with all awards granted under the Plan that do not include the minimum vesting provisions described in the Plan, does not exceed 5% of the total number of shares of Common Stock available for issuance under the Plan.
Non-Employee Director Compensation
The Plan provides for the grant of awards to its non-employee directors in the form of unrestricted stock awards, Options, SARs, restricted stock, restricted stock units and/or deferred stock units (“Directors’ Awards”). Generally, Directors’ Awards are subject to the same terms and conditions as awards to employees, including the prohibitions on re-pricing of Options and SARs, crediting and vesting of dividends or dividend equivalent units on Stock Awards and Performance Awards and other terms and conditions determined by the Committee. The Plan also provides that, subject to Code Section 409A, non-employee directors may elect to defer receipt of his or her Directors’ Awards, other than Options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee.
No Rights as Stockholder
No participant shall have any rights as a stockholder with respect to an award unless and until shares of Common Stock are issued to the participant in settlement of the award.
Withholding
All awards under the Plan are subject to applicable tax withholding requirements. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made under the Plan, payment of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with award.
Clawback of Awards
Awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable award agreement pursuant to the Knowles Corporation Policy on Recoupment of Incentive Compensation as in effect from to time or any other any clawback or recoupment policy which the Company may adopt from time to time, including any such policy as may be required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations, thereunder, and an otherwise required by applicable law.
U.S. Federal Income Tax Consequences
The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan under the laws currently in effect This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state. local or non-United States tax consequences of participating in the Plan.
Performance-Based Compensation and Section 162(m) of the Code
Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to the principal executive officer, the principal financial officer or one of the Company’s other three most highly compensated executives. Prior to 2018, “Performance-Based Compensation,” as defined under Internal Revenue Service rules and regulations, was excluded from this $1 million limitation. The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “Performance-Based” Compensation exception and the $1 million limitation on deductibility generally was expanded to include all named executive officers (including the principal financial officer), subject to certain grandfathered awards as defined by the Act. We do not believe that any awards made under the Plan after the Effective Date will satisfy the requirements for the grandfathering rules.

Options
A participant will not recognize taxable income at the time an Option is granted and the Company will not be entitled to a tax deduction at the time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a nonqualified stock option equal to the excess of the fair market value of the shares purchased over their purchase price, and the Company will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes or the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for at least two years from the date the Option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of those shares on the date of exercise over the purchase price, and the Company will be entitled to a corresponding deduction.
SARs
A participant will not recognize taxable income at the time SARs are granted and the Company will not be entitled to a tax deduction at that time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company and the Company will be entitled to a corresponding
Stock Awards and Performance Awards
A participant will not recognize taxable income at the time restricted stock or a Performance Award consisting of shares of Common Stock is granted provided that the restrictions constitute a substantial risk of forfeiture under applicable Code rules, and the Company will not be entitled to deduction at that time, unless the participant makes an election to be taxed at that time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant in an amount equal to the excess of the fair market value for the shares at such time over the amount, if any, paid for those shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions constituting a substantial risk of forfeiture lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for those shares. The amount of ordinary income recognized by making the above-described election or upon the lapse of restrictions is deductible by the Company as compensation expense.
A participant will not recognize taxable income at the time a restricted stock unit or Performance Award consisting of performance units is granted and the Company will not be entitled to a tax deduction at that time. Upon settlement of restricted stock units, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. The amount of ordinary income recognized is deductible by the Company as compensation expense.
A participant will generally recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time an award of unrestricted stock is granted. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the participant.

Equity Compensation Plan Information
The following table sets forth information regarding outstanding restricted stock units, SSARs, performance share units, stock options, and shares available for future issuance under these plans as of December 31, 2019:

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by stockholders	9,079,588	$18.03	5,124,107
Equity compensation plans not approved by stockholders	—	—	—
Total	9,079,588	$18.03	5,124,107

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership, as of March 2, 2020 (except as otherwise stated), of our common stock by:

•	Each of our directors, director nominees, and NEOs named in the 2019 Summary Compensation Table;

•	All of our directors and executive officers as a group; and

•	Each person known to us to own beneficially more than 5% of our outstanding common stock.
The beneficial ownership set forth in the table is determined in accordance with SEC rules. The percentage of beneficial ownership is based on 92,369,618 shares of common stock outstanding on March 2, 2020. In computing the number of shares beneficially owned by any shareholder and the percentage ownership of such shareholder, shares of common stock subject to options or stock settled stock appreciation rights ("SSARs") held by that person that are currently exercisable or exercisable within 60 days of March 2, 2020, and restricted stock units ("RSUs") and restricted stock held by that person that vest within 60 days of March 2, 2020 have been included. Such shares, however, are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Any fractional shares held in a 401(k) account have been rounded down.
Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power as to all shares beneficially owned.

Name of Beneficial Owner	Number of Shares(1)		Percentage
Directors (except Mr. Niew):
Donald Macleod	78,652	(2)	*
Keith L. Barnes	54,498	(3)	*
Hermann Eul	55,952		*
Didier Hirsch	78,079		*
Ronald Jankov	79,552		*
Ye Jane Li	24,258		*
Richard K. Lochridge	74,960	(4)	*
Cheryl Shavers	34,487		*
Named Executive Officers:
Jeffrey S. Niew	2,033,909	(5)	2.20%
John S. Anderson	451,141	(6)	*
Christian U. Scherp	314,733	(7)	*
Daniel J. Giesecke	318,795	(8)	*
Robert J. Perna	—		*
Thomas G. Jackson	24,117		*
Directors and executive officers as a group (17 persons)	4,140,072	(9)	4.48%
5% Shareholders:
BlackRock, Inc.	12,838,619	(10)	14.00%
The Vanguard Group	9,471,104	(11)	10.34%
Dimensional Fund Advisors LP	7,374,326	(12)	8.06%
__________

*	Less than one percent.

(1)
Includes the number of shares of Company common stock subject to the stock options held by that person that are currently exercisable or will become exercisable within 60 days of March 2, 2020 as follows: Mr. Niew – 1,620,299 shares; Mr. Anderson – 337,775 shares; Mr. Scherp – 271,251 shares; and Mr. Giesecke – 253,707 shares. Also included are the number of shares of Company common stock subject to restricted stock awards held by that person that will vest within 60 days of March 2, 2020 as follows: Mr. Macleod – 10,808 shares; Mr. Barnes – 10,808 shares; Mr. Eul – 10,808 shares; Mr. Hirsch – 10,808 shares; Mr. Jankov – 10,808 shares; Ms. Li – 10,808 shares; Mr. Lochridge – 10,808 shares; and Ms. Shavers – 10,808 shares.

(2)	Includes 10,356 shares, the receipt of which has been deferred until after the termination of Mr. Macleod's service as a director.

(3)
Includes 9,687 shares, the receipt of which has been deferred until May 2, 2020; 13,450 shares, the receipt of which has been deferred to April 30, 2021; and 10,808 shares, the receipt of which has been deferred to April 28, 2022.

(4)
Includes 5,718 shares held by a trust of which Mr. Lochridge is the trustee, 7,283 shares held in a ROTH IRA held by a trust owned by Mr. Lochridge and 37,701 shares, the receipt of which has been deferred until Mr. Lochridge retires as a director.

(5)	Includes 194,057 shares in respect of SSARs and 4,415 shares held under Knowles' 401(k) plan.

(6)	Includes 63,185 shares in respect of SSARs and 93 shares held under Knowles' 401(k) plan.

(7)	Includes 20,068 shares in respect of SSARs and 46 shares held under Knowles' 401(k) plan.

(8)	Includes 38,811 shares in respect of SSARs.

(9)
In addition to the beneficial ownership reported for our directors and NEOs, the number of shares reported in the table above as beneficially owned by our directors and all executive officers as a group includes the following shares owned by our executive officers that are not NEOs: 136,179 shares held directly, 70,101 shares in respect of SSARs and 310,659 shares of Company common stock subject to the stock options held that are currently exercisable or will become exercisable within 60 days of March 2, 2020.

(10)
As reported in a Schedule 13G filed with the SEC on February 3, 2020, BlackRock Inc., with offices located at 55 East 52nd Street, New York, NY 10055, beneficially owned 12,838,619 shares with sole dispositive power and 12,626,014 shares with sole voting power as of December 31, 2019.

(11)
As reported in a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. with offices located at 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G/A, as of December 31, 2019, The Vanguard Group, Inc. reported that it beneficially owned 82,376 shares with sole voting power, 9,379,381 shares with sole dispositive power, 91,723 shares with shared dispositive power and 22,427 shares with shared voting power.

(12)
As reported in a Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP with offices located at Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G, as of December 31, 2019, Dimensional Fund Advisors LP reported that it beneficially owned 7,374,326 shares with sole dispositive power and 7,151,247 shares with sole voting power. Dimensional Fund Advisors LP furnishes investment advice to four investment companies, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively referred to as the "Funds"). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries may possess voting and/or investment power over the shares that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares.

OTHER MATTERS
Shareholder Proposals and Director Nominations for the 2021 Annual Meeting
In order for shareholder proposals to be included in our Proxy Statement for the 2021 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive them at our principal executive offices, 1151 Maplewood Drive, Itasca, Illinois 60143, Attention: Secretary, by November 12, 2020, being 120 days prior to the date of the first anniversary of the date of our Proxy Statement for the 2020 Annual Meeting. In accordance with our By-Laws, all other shareholder proposals, including nominations for directors, to be voted on at the 2021 Annual Meeting must be received by us not earlier than December 30, 2020 and not later than January 29, 2021 being, respectively, 120 days and 90 days prior to the date of the first anniversary of the 2020 Annual Meeting. In the event that the 2021 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2020 Annual Meeting, notice by a shareholder, in order to be timely, must be so received not later than the close of business on the 10th day following the day on which notice of the date of the 2021 Annual Meeting is mailed or public disclosure of the date of the 2021 Annual Meeting is made, whichever first occurs.
Form 10-K and Other Filings
Upon written request and at no charge, we will provide a copy of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investor.knowles.com/financial-information/sec-filings, and the website of the SEC at www.sec.gov.
Shareholders Sharing the Same Address
SEC rules permit us to deliver only one copy of our proxy materials to multiple shareholders of record who share the same address and have the same last name, unless we have received contrary instructions from one or more of the shareholders. This delivery method, called "householding," helps to reduce the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards.
If you are a shareholder of record who currently receives a single copy of our proxy materials and wishes to receive a separate copy of our proxy materials or if you are currently receiving multiple copies of our proxy materials at the same address and wish to receive only a single copy, please write to or call the Secretary of Knowles Corporation at 1151 Maplewood Drive, Itasca, Illinois 60143, telephone: 630-250-5100.
Beneficial owners sharing an address who are currently receiving multiple copies of our proxy materials and wish to receive only a single copy in the future, or who currently receive a single copy and wish to receive separate copies in the future, should contact their bank, broker or other nominee to request that only a single copy or separate copies, as the case may be, be delivered to all shareholders at the shared address in the future.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, the Company's future costs of solicitation, record or meeting dates, compensation arrangements, plans or amendments (including those related to profit sharing and stock-based compensation), company policies, corporate governance practices, documents or amendments (including charter or bylaw amendments, shareholder rights plans or similar arrangements) as well as capital and corporate structure (including major shareholders, Board structure and Board composition), are forward-looking statements.
Forward-looking statements generally can be identified by words such as "expect," "will," "change," "intend," "target," "future," "potential," "estimate," "anticipate," "to be" and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company's operations and may cause the Company's actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, the risks, uncertainties and factors indicated from time to time in the Company's reports and filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, under the heading "Item 1A — Risk Factors" and the heading "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations."
Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this Proxy Statement is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this Proxy Statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions, and not to place undue reliance on these forward-looking statement, which apply only as of the date of this Proxy Statement.

APPENDIX A
KNOWLES CORPORATION 2018 EQUITY AND CASH INCENTIVE PLAN
(As Amended and Restated Effective April 28, 2020)
I.    INTRODUCTION
1.1 Purposes. The purposes of the Knowles Corporation 2018 Equity and Cash Incentive Plan, as amended and restated effective as of April 28, 2020 (this "Plan") are (i) to align the interests of the Company's stockholders and the recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining officers, other employees, and Non-Employee Directors and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders, and thereby to enhance stockholder returns. On March 6, 2020, the Board of Directors of the Company adopted this amendment and restatement of the Plan which will be effective as of the date that the Company's stockholders approve the Plan.
1.2 Certain Definitions.
"Affiliate" shall mean any (i) Subsidiary, or (ii) any corporation, trade or business (including without limitation, a partnership or limited liability company) that is directly or indirectly controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Subsidiaries, and any other entity in which the Company or any of its Subsidiaries has a material equity interest and that is designated as an Affiliate by the Committee.
"Agreement" shall mean the written or electronic agreement evidencing an award hereunder between the Company and the recipient of such award.
"Automatic Exercise Date" shall have the meaning set forth in Section 2.5.
"Board" shall mean the Board of Directors of the Company.
"Cause" shall mean a participant (i) engages in conduct that constitutes willful misconduct, dishonesty, or gross negligence in the performance of his or her duties and results in material detriment to the Company or an Affiliate; (ii) breaches his or her fiduciary duties to the Company or an Affiliate; (iii) willfully fails to carry out the lawful and ethical directions of the person(s) to whom he or she reports, which failure is not promptly corrected after notification; (iv) engages in conduct that is demonstrably and materially injurious to the Company or an Affiliate, or that materially harms the reputation, goodwill, or business of the Company or an Affiliate; (v) engages in conduct that is reported in the general or trade press or otherwise achieves general notoriety and that is scandalous, immoral or illegal and materially harms the reputation, goodwill, or business of the Company or an Affiliate; (vi) is convicted of, or enters a plea of guilty or nolo contendere (or similar plea) to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, dishonesty or fraud; (vii) is found liable in any Securities and Exchange Commission or other civil or criminal securities law action, or any cease and desist order applicable to him or her is entered (regardless of whether or not the Participant admits or denies liability); (viii) uses, without authorization, confidential or proprietary information of the Company or an Affiliate or information which the Company or Affiliate is obligated not to use or disclose, or discloses such information without authorization and such disclosure results in material detriment to the Company or an Affiliate; (ix) breaches any written or electronic agreement with the Company or an Affiliate not to disclose any information pertaining to the Company or an Affiliate or their customers, suppliers and businesses and such breach results in material detriment to the Company or an Affiliate; (x) materially breaches any agreement relating to non-solicitation, non-competition, or the ownership or protection of the intellectual property of the Company or an Affiliate; or (xi) breaches any of the Company's or an Affiliate's policies applicable to him or her, whether currently in effect or adopted after the Effective Date, and such breach, in the Committee's judgment, could result in material detriment to the Company or an Affiliate.
"Change of Control" shall have the meaning set forth in Section 6.9(g).
"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Committee" shall mean the Compensation Committee of the Board, or a subcommittee thereof, consisting of two or more members of the Board, each of whom is intended to be (i) a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and (ii) "independent within the meaning of the rules of the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, within the meaning of the rules of the principal stock exchange on which the Common Stock is then traded.
"Common Stock" shall mean the common stock, par value $0.01 per share, of the Company, and all rights appurtenant thereto.
"Company" shall mean Knowles Corporation, a Delaware corporation, or any successor thereto.
"Deferred Stock Unit" shall mean a bookkeeping entry representing a right granted to a Non-Employee Director pursuant to Section 5.2 of the Plan to receive a deferred payment of Directors' Awards to be issued and delivered at the end of the deferral period elected by the Non-Employee Director, as described in Article V of the Plan.
"Deferred Stock Unit Award" shall mean an award of Deferred Stock Units under this Plan.
"Directors' Awards" shall mean the annual awards granted to eligible Non-Employee Directors as provided in Section 5.1 of the Plan.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
"Fair Market Value" shall mean, with respect to any share of Common Stock as of any date of reference, the closing price for a share of Common Stock as reported on such day (or, if such day is not a trading day, on the next trading day) as reported on the principal United States exchange on which the Common Stock then regularly trades; provided, however, that if the Common Stock is not listed on a national stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or methods as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with Section 409A of the Code to the extent relevant.
"Free-Standing SAR" shall mean an SAR which is not granted in tandem with, or by reference to, an option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.
"Good Reason" shall mean any one or more of the following events that occur on or following a Change of Control, unless the participant has consented to such action in writing: (i) a material reduction in (A) the rate of the participant's annual base salary (other than a salary reduction not to exceed 10% that applies to all other similarly-situated employees), (B) a material adverse change in the participant's title, (iii) any material adverse reduction in the participant's authorities, responsibilities or reporting relationships, or (iv) the relocation of the participant's principal place of employment to a location more than fifty (50) miles from the participant's principal place of employment (unless such relocation does not increase the participant's commute by more than twenty (20) miles), except for required travel on the Company's business; provided, however, that (y) Good Reason shall not be deemed to exist unless written notice of termination on account thereof is given by the participant to the Company no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and (z) if there exists (without regard to this clause (z)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder. The participant's right to resign from employment for a Good Reason event or condition shall be waived if the participant fails to resign within sixty (60) days following the last day of the Company's cure period. Notwithstanding the foregoing, if a participant and the Company (or any of its Affiliates) have entered into an employment agreement or other similar agreement that specifically defines "Good Reason", then with respect to such participant, "Good Reason" shall have the meaning defined in that employment agreement or other agreement.
"Incentive Stock Option" shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.
"Non-Employee Director" shall mean any director of the Company who is not an officer or employee of the Company or any Affiliate.
"Nonqualified Stock Option" shall mean an option to purchase shares of Common Stock which is not an Incentive

Stock Option.
"Performance Award" shall mean a right to receive an amount of cash, Common Stock, or a combination of both, contingent upon the attainment of specified Performance Measures within a specified Performance Period.
"Performance Measures" shall mean the criteria and objectives, established by the Committee, which shall be satisfied or met (i) as a condition to the grant or exercisability of all or a portion of an option or SAR or (ii) during the applicable Restriction Period or Performance Period as a condition to the vesting of the holder's interest, in the case of a Restricted Stock Award, of the shares of Common Stock subject to such award, or, in the case of a Restricted Stock Unit Award or Performance Award, to the holder's receipt of the shares of Common Stock subject to such award or of payment with respect to such award.
"Performance Period" shall mean any period designated by the Committee during which (i) the Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.
"Prior Plan" shall mean the Knowles Corporation 2016 Equity and Cash Incentive Plan and the Knowles Corporation 2014 Equity and Cash Incentive Plan.
"Restricted Stock" shall mean shares of Common Stock which are subject to a Restriction Period and which may, in addition thereto, be subject to the attainment of specified Performance Measures within a specified Performance Period.
"Restricted Stock Award" shall mean an award of Restricted Stock under this Plan.
"Restricted Stock Unit" shall mean a right to receive one share of Common Stock or, in lieu thereof and to the extent provided in the applicable Agreement, the Fair Market Value of such share of Common Stock in cash, which shall be contingent upon the expiration of a specified Restriction Period and which may, in addition thereto, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
"Restricted Stock Unit Award" shall mean an award of Restricted Stock Units under this Plan.
"Restriction Period" shall mean any period designated by the Committee during which (i) the Common Stock subject to an award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to an award shall remain in effect.
"SAR" shall mean a stock appreciation right which may be a Free-Standing SAR or a Tandem SAR.
"Specified Minimum Value" shall have the meaning set forth in Section 2.5
"Stock Award" shall mean a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.
"Subsidiary" shall mean any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing 50% or more of the combined voting power of the total outstanding equity interests of such entity. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the term "Subsidiary" means a corporation that is a subsidiary of the Company within the meaning of section 424(f) of the Code.
"Substitute Award" shall mean an award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, including a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with the cancellation and repricing of an option or SAR.
"Tandem SAR" shall mean an SAR which is granted in tandem with, or by reference to, an option (including a Nonqualified Stock Option granted prior to the date of grant of the SAR), which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such option, shares of Common Stock (which may be Restricted Stock) or, to the extent provided in the applicable Agreement, cash or a combination thereof, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to such option, or portion thereof, which is surrendered.

"Tax Date" shall have the meaning set forth in Section 6.6.
"Ten Percent Holder" shall have the meaning set forth in Section 2.1(a).
"Termination of Service" shall have the meaning set forth in Section 6.9(a).
"Unrestricted Stock" shall mean shares of Common Stock which are not subject to a Restriction Period or Performance Measures.
"Unrestricted Stock Award" shall mean an award of Unrestricted Stock under this Plan.
1.3 Administration. This Plan shall be administered by the Committee. Any one or a combination of the following awards may be made under this Plan to eligible persons: (i) options to purchase shares of Common Stock in the form of Incentive Stock Options or Nonqualified Stock Options; (ii) SARs in the form of Tandem SARs or Free-Standing SARs; (iii) Stock Awards; (iv) Performance Awards and (v) Deferred Stock Units. The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons and, if applicable, the number of shares of Common Stock subject to an award, the number of SARs, the number of Restricted Stock Units or Deferred Stock Units, the dollar value subject to a Performance Award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award. Notwithstanding anything contained herein to the contrary, including Section 6.3, the Committee may, in its sole discretion and for any reason at any time, take action such that (i) any or all outstanding options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding awards shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding awards shall lapse and (iv) the Performance Measures (if any) applicable to any outstanding awards shall be deemed to be satisfied at the target, maximum or any other level. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, regulations and conditions shall be conclusive and binding on all parties.
The Committee may delegate some or all of its power and authority under the Plan to the Board or, subject to applicable law, to the Chief Executive Officer or such other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer, director or other person.
No member of the Board or Committee, and neither the Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and the Chief Executive Officer or other executive officer shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys' fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company's Certificate of Incorporation and/or By-laws) and under any directors' and officers' liability insurance that may be in effect from time to time.
A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
1.4 Eligibility. Participants in this Plan shall consist of such officers, other employees, Non-Employee Directors, and persons expected to become officers, other employees, or Non-Employee Directors of the Company and its Affiliates as the Committee in its sole discretion may select from time to time; provided, however, that no Award may be effective unless the participant has commenced the provision of services for the Company or its Affiliates. The Committee's selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time. Except as provided otherwise in an Agreement, for purposes of this Plan, references to employment by the Company shall also mean employment by an Affiliate, and references to employment shall include service as a Non-Employee Director. The Committee shall determine, in its sole discretion, the extent to which a participant shall be considered employed during any periods during which such participant is on a leave of absence. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock that may be granted during any fiscal year of the Company to any Non-Employee Director shall not exceed $500,000; provided, however, that the limit set forth in this sentence shall be multiplied by two in the year in which a Non-Employee Director commences service on the Board.
1.5 Shares Available. Subject to adjustment as provided in Section 6.8 and to all other limits set forth in this Section 1.5, 16,100,000 shares of Common Stock shall initially be available for all awards under this Plan and no more than 1,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options. To the extent the Company grants an option or a Free-Standing SAR under the Plan, the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to the number of shares subject to such option or Free-Standing SAR. To the extent the Company grants a Stock Award, a stock-settled Performance Award or a Deferred Stock Unit Award (on a stand-alone basis and not in connection with the vesting of an award), the number of shares of Common Stock that remain available for future grants under the Plan shall be reduced by an amount equal to 1.75 times the number of shares subject to such Stock Award, Deferred Stock Unit Award or stock-settled Performance Award.
To the extent that shares of Common Stock subject to an outstanding option, SAR, Stock Award, Deferred Stock Unit Award or Performance Award granted under the Plan or the Prior Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award (excluding shares subject to an option canceled upon settlement in shares of a related Tandem SAR or shares subject to a Tandem SAR canceled upon exercise of a related option) or (ii) the settlement of such award in cash, such shares of Common Stock shall again be available for re-issuance under this Plan. In addition, shares of Common Stock subject to an award under this Plan shall not again be available for issuance under this Plan if such shares are (x) shares that were subject to an option or a SAR and were not issued or delivered upon the net settlement or net exercise of such option or SAR, (y) shares delivered to or withheld by the Company to pay the purchase price or the withholding taxes related to an outstanding award or (z) shares repurchased by the Company on the open market with the proceeds of an option exercise.
The number of shares of Common Stock available for awards under this Plan shall not be reduced by (i) the number of shares of Common Stock subject to Substitute Awards or (ii) available shares under a stockholder approved plan of a company or other entity which was a party to a corporate transaction with the Company (as appropriately adjusted to reflect such corporate transaction) which become subject to awards granted under this Plan (subject to applicable stock exchange requirements).
Shares of Common Stock to be delivered under this Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
II.    STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
2.1 Stock Options. The Committee may, in its discretion, grant options to purchase shares of Common Stock to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted an option only if the underlying Common Stock qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code. Each option, or portion thereof, that is not an Incentive Stock Option shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or Subsidiary) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options. Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable. Incentive Stock Options may only be granted to employees of the Company and its corporate subsidiaries within the meaning of Section 424(f) of the Code.
(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to an option and the purchase price per share purchasable upon exercise of the option shall be determined by the Committee; provided, however, that the purchase price per share purchasable upon exercise of an option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such option; provided further, that if an Incentive Stock Option shall be granted to any person who, at the time such option is granted, owns capital stock possessing more than 10 percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or Subsidiary) (a "Ten Percent Holder"), the purchase price per share shall not be less than the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.
Notwithstanding the foregoing, in the case of an option that is a Substitute Award, the purchase price per share of the shares subject to such option may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate purchase price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate purchase price of such shares.
(b) Option Period and Exercisability. The period during which an option may be exercised shall be determined by the Committee; provided, however, that no option shall be exercised later than ten (10) years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the exercisability of all or a portion of an option. The Committee shall determine whether an option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.
(c) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanying such notice with payment thereof in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having a Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the option, (ii) if applicable, by surrendering to the Company any Tandem SARs which are canceled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company's satisfaction).
2.2 Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee; provided, however, that a participant may be granted a SAR only if the underlying Common Stock qualifies, with respect to such participant, as "service recipient stock" within the meaning set forth in Section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Tandem SAR or a Free-Standing SAR.
SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:
(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR related to an Incentive Stock Option shall be granted at the same time that such Incentive Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share of the related option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR (or, if earlier, the date of grant of the option for which the SAR is exchanged or substituted).
Notwithstanding the foregoing, in the case of an SAR that is a Substitute Award, the base price per share of the shares subject to such SAR may be less than 100% of the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate base price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor company or other entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate base price of such shares.
(b) Exercise Period and Exercisability. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten (10) years after its date of grant; provided further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related option. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c), or such shares shall be transferred to the holder in book entry form with restrictions on the shares duly noted, and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.3(d). Prior to the exercise of a stock-settled SAR, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(c) Method of Exercise. A Tandem SAR may be exercised (i) by giving written notice to the Company specifying the number of whole SARs which are being exercised, (ii) by surrendering to the Company any options which are canceled by reason of the exercise of the Tandem SAR and (iii) by executing such documents as the Company may reasonably request. A Free-Standing SAR may be exercised (A) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (B) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued and no certificate representing shares of Common Stock shall be delivered until any withholding taxes thereon, as described in Section 6.6, have been paid (or arrangement made for such payment to the Company's satisfaction).
2.3 No Repricing. The Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted option or SAR, (ii) cancel any previously granted option or SAR in exchange for another option or SAR with a lower purchase price or base price or (iii) cancel any previously granted option or SAR in exchange for cash or another award if the purchase price of such option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change of Control or the adjustment provisions set forth in Section 6.8
2.4 Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of an option or SAR shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such option or SAR.
2.5 Automatic Exercise. The Committee may, in its discretion, provide in an option or SAR Agreement or adopt procedures that an option or SAR outstanding on the last business day of the term of such option or SAR (the "Automatic Exercise Date") that has a "Specified Minimum Value" shall be automatically and without further action by the participant (or in the event of the participant's death, the participant's personal representative or estate), be exercised on the Automatic Exercise Date. Payment of the exercise price of such option may be made pursuant to such procedures as may be approved by the Committee from time to time and the Company shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 6.6. For purposes of this Section 2.5, the term "Specified Minimum Value" means that the Fair Market Value per share of Common Stock exceeds the exercise price or base price, as applicable, of a share subject to an expiring option or SAR by at least $0.50 cents per share or such other amount as the Committee shall determine from time to time. The Company may elect to discontinue the automatic exercise of options and SARs pursuant to this Section 2.5 at any time upon notice to a participant or to apply the automatic exercise feature only to certain groups of participants. The automatic exercise of an option or SAR pursuant to this Section 2.5 shall apply only to an option or SAR that has been timely accepted by a participant under procedures specified by the Company from time to time.
III.    STOCK AWARDS
3.1 Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to a Stock Award shall specify whether the Stock Award is a Restricted Stock Award, Restricted Stock Unit Award or Unrestricted Stock Award.

3.2 Terms of Unrestricted Stock Awards. The number of shares of Common Stock subject to an Unrestricted Stock Award shall be determined by the Committee. Unrestricted Stock Awards shall not be subject to any Restriction Periods or Performance Measures; provided, however, Unrestricted Stock Awards shall be limited so that the Common Stock subject to all Unrestricted Stock Awards, combined with all awards granted under the Plan that do not include the minimum vesting provisions set forth in Section 6.3 of the Plan, does not exceed 5% of the total number of shares available for awards under this Plan. Upon the grant of an Unrestricted Stock Award, subject to the Company's right to require payment of any taxes in accordance with Section 6.6, a certificate or certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award or such shares shall be transferred to the holder in book entry form.
3.3 Terms of Restricted Stock Awards. Restricted Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Award shall be determined by the Committee.
(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c) Stock Issuance. During the Restriction Period, the shares of Restricted Stock shall be held by a custodian in book entry form with restrictions on such shares duly noted or, alternatively, a certificate or certificates representing a Restricted Stock Award shall be registered in the holder's name and may bear a legend, in addition to any legend which may be required pursuant to Section 6.7, indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. All such certificates shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate, which would permit transfer to the Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of applicable Performance Measures), subject to the Company's right to require payment of any taxes in accordance with Section 6.6, the restrictions shall be removed from the requisite number of any shares of Common Stock that are held in book entry form, and all certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award.
(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the holder of such award shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that any distributions or dividends with respect to shares of Common Stock, including regular cash dividends, shall be deposited with the Company and shall be subject to the same restrictions as the shares of Common Stock with respect to which such distributions or dividends were made.
3.4 Terms of Restricted Stock Unit Awards. Restricted Stock Unit Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Restricted Stock Unit Award and the Restriction Period, Performance Period (if any) and Performance Measures (if any) applicable to a Restricted Stock Unit Award shall be determined by the Committee.
(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Restricted Stock Unit Award (i) if the holder of such award remains continuously in the employment of the Company during the specified Restriction Period and (ii) if specified Performance Measures (if any) are satisfied or met during a specified Performance Period, and for the forfeiture of the shares of Common Stock subject to such award (x) if the holder of such award does not remain continuously in the employment of the Company during the specified Restriction Period or (y) if specified Performance Measures (if any) are not satisfied or met during a specified Performance Period.
(c) Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify (i) whether such award may be settled in shares of Common Stock or cash or a combination thereof and (ii) whether the holder thereof shall be entitled to receive dividend equivalents and, if determined by the Committee, interest on, or the deemed reinvestment of, any dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units that are subject to vesting conditions shall be subject to the same restrictions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award, the holder of such award shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award.
IV.    PERFORMANCE AWARDS
4.1 Performance Awards. The Committee may, in its discretion, grant Performance Awards to such eligible persons as may be selected by the Committee.
4.2 Terms of Performance Awards. Performance Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.
(a) Value of Performance Awards and Performance Measures. The method of determining the value of the Performance Award and the Performance Measures and Performance Period applicable to a Performance Award shall be determined by the Committee.
(b) Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of such Performance Award if the specified Performance Measures are satisfied or met during the specified Performance Period and for the forfeiture of such award if the specified Performance Measures are not satisfied or met during the specified Performance Period.
(c) Settlement of Vested Performance Awards. The Agreement relating to a Performance Award shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be issued to the holder in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 3.3(c) and the holder of such Restricted Stock shall have such rights as a stockholder of the Company as determined pursuant to Section 3.3(d). Any dividends or dividend equivalents with respect to a Performance Award shall be subject to the same restrictions as such Performance Award. Prior to the settlement of a Performance Award in shares of Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company.
V.    NON-EMPLOYEE DIRECTOR COMPENSATION
5.1 Directors' Awards. As of or as soon as administratively practicable following the date of each annual meeting of the Company's stockholders, each director who is a Non-Employee Director immediately following the date of such annual meeting shall be granted a Directors' Award in the form of an Unrestricted Stock Award, Options, SARs, Restricted Stock, Restricted Stock Units and/or Deferred Stock Units, in such amount and subject to such terms and conditions as shall be determined by the Board for such year, subject to the limit set forth in Section 1.4. In addition to the annual compensation of Non-Employee Directors, the Board may also authorize one-time Directors' Awards to Non-Employee Directors, or to an individual upon joining the Board, on such terms as it shall deem appropriate, subject to the limit set forth in Section 1.4.
5.2 Deferred Stock Units. Subject to Section 409A of the Code, a Non-Employee Director may elect to defer receipt of his or her Directors' Awards, other than options and SARs, in accordance with such procedures as may from time to time be prescribed by the Committee. A deferral election shall be valid only if it is delivered prior to the first day of the calendar year in which the services giving rise to the Directors' Awards are to be performed (or such other date as the Committee may determine for the year in which an individual first becomes a Non-Employee Director and to the extent permitted by Section 409A of the Code). A participant's deferral election shall become irrevocable as of the last date the deferral could be delivered or such earlier date as may be established by the Committee. A Non-Employee Director may revoke or change a deferral election at any time prior to the date the election becomes irrevocable, subject to such restrictions as the Committee may establish from time to time. Any such revocation or change shall be in a form and manner determined by the Committee. A Non-Employee Director's deferral election shall remain in effect and will apply to Directors' Awards in subsequent years unless and until the Non-Employee Director timely revokes the deferral election in accordance with such procedures as the Committee shall determine. The Committee may adopt procedures for the extension of any deferral period. If a valid deferral election is filed by a Non-Employee Director, Deferred Stock Units shall be credited as a bookkeeping entry in the name of the Non-Employee Director to an account maintained by the Company on the basis of one Deferred Stock Unit for each Directors' Award deferred. No shares of Common Stock shall be issued to the Non-Employee Director in respect of Deferred Stock Units at the time such shares would be issued absent such deferral. Shares of Common Stock shall be issuable to the Non-Employee Director in a lump sum upon the termination of services as a Non-Employee Director (but only if such termination constitutes a separation from service within the meaning of Code Section 409A, if applicable) or such other specified date elected by the Non-Employee Director at the time of the deferral election. Dividend Equivalents shall be credited on Deferred Stock Units and distributed at the same time that shares of Common Stock are delivered to a Non-Employee Director in settlement of the Deferred Stock Units.
5.3 Delivery of Shares. Shares of Common Stock shall be issued to a Non-Employee Director at the time Directors' Awards' are paid or Deferred Stock Units are settled by a issuing a stock certificate, or making an appropriate entry in the Company's stockholder records, in the name of the Non-Employee Director. A Non-Employee Director shall not have any rights of a stockholder with respect to Directors' Awards or Deferred Stock Units until such shares of Common Stock are issued and then only from the date of issuance of such shares.
VI.    GENERAL
6.1 Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval at the Company's 2020 annual meeting of stockholders and, if so approved, the Plan shall become effective as of the date on which the Plan was approved by the Company's stockholders (the "Effective Date"). Awards granted under the Plan prior to the Effective Date shall be subject to the terms and conditions of the Plan in effect prior to the Effective Date. This Plan shall terminate as of the first annual meeting of the Company's stockholders to occur on or after the tenth anniversary of its Effective Date, unless terminated earlier by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. Awards hereunder may be made at any time prior to the termination of this Plan.
6.2 Amendments. The Board may amend this Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company's stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the New York Stock Exchange, or any other stock exchange on which the Common Stock is then traded, or (ii) such amendment modifies the prohibitions on the repricing or discounting of options and SARs contained in Section 2.3; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
6.3 Minimum Vesting Requirements. The Committee shall determine the vesting schedule and Performance Period, if applicable, for each award; provided that no award shall become fully exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares available for awards under this Plan; provided, further, that the minimum vesting requirement set forth in this Section 6.3 shall not apply to Deferred Stock Unit Awards received upon the vesting of an award granted under the Plan that was subject to the minimum vesting requirements set forth in this Section 6.3. This Section 6.3 shall not restrict the right of the Committee to accelerate or continue the vesting or exercisability of an award upon or after a Change of Control or termination of employment or otherwise pursuant to Section 1.3 of the

Plan.
6.4 Agreement. The Company may condition an award holder's right (a) to exercise, vest or settle the award and (b) to receive delivery of shares, on the execution and delivery to the Company of the Agreement and the completion of other requirements, including, but not limited to, the execution of a nonsolicitation agreement by the recipient and delivery thereof to the Company. Terms relating to the vesting, exercisability and satisfaction of any Performance Measures relating to an award, or any forfeiture and cancellation of such award (i) upon a termination of employment with or service to the Company of the holder of such award, whether by reason of disability, retirement, death or any other reason, or (ii) during a paid or unpaid leave of absence, shall be determined by the Committee and set forth in the applicable award Agreement.
6.5 Non-Transferability. No award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or, to the extent expressly permitted in the Agreement relating to such award, to the holder's family members, a trust or entity established by the holder for estate planning purposes or a charitable organization designated by the holder, in each case, without consideration. Except to the extent permitted by the foregoing sentence or the Agreement relating to an award, each award may be exercised or settled during the holder's lifetime only by the holder or the holder's legal representative or similar person. Except as permitted by the second preceding sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
6.6 Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local, foreign or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the "Tax Date"), or withhold an amount of cash which would otherwise be payable to a holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company; (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation; (D) in the case of the exercise of an option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable IRS withholding rules).
6.7 Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
6.8 Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation -Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under this Plan, the terms of each outstanding option and SAR (including the number and class of securities subject to each outstanding option or SAR and the purchase price or base price per share), the terms of each outstanding Restricted Stock Award and Restricted

Stock Unit Award (including the number and class of securities subject thereto), the terms of each outstanding Performance Award (including the number and class of securities subject thereto), the terms of each outstanding Deferred Stock Unit Award (including the number and class of securities subject thereto), the maximum number of securities with respect to which options or SARs may be granted during any fiscal year of the Company to any one grantee, the maximum number of shares of Common Stock that may be awarded during any fiscal year of the Company to any one grantee pursuant to a Stock Award that is subject to Performance Measures or a Performance Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding options and SARs without an increase in the aggregate purchase price or base price and in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
6.9 Change of Control.
(a) In the event a Change of Control occurs and, during the period commencing on the date that is three (3) months prior to the date of the Change of Control and ending eighteen (18) months following the date of the Change of Control, (i) an award holder experiences an involuntary termination of employment (other than for Cause, death or disability) such that he or she is no longer in the employ or service of the Company or an Affiliate, (ii) an event or condition that constitutes "Good Reason" occurs and the award holder subsequently resigns for Good Reason pursuant to a resignation that meets the requirements set forth in the definition of "Good Reason" in Section 1.2 above, or (iii) an award holder who is a Non-Employee Director ceases to serve on the Board or the board of directors of any successor corporation (each of the events described in (i), (ii) and (iii) a "Termination of Service"; provided, however, that in the case of a termination in pursuant to an event described in (i), (ii) or (iii) that occurs prior to the Change of Control, the "Termination of Service" shall occur on the later of (y) the date of the Change of Control or (z) the date that the participant's employment terminates as a result of one of the applicable events):
(i) all Options and SARs to purchase or acquire shares of Common Stock of the Company shall immediately vest and become exercisable on the date of such Termination of Service and shall remain exercisable in accordance with the terms of the applicable Agreement until the earlier of (A) twelve (12) months after such Termination of Service or (B) the expiration of the term of such Option or SAR;
(ii) the Restriction Period with respect to all awards shall immediately lapse or expire on the date of such Termination of Service and, in the case of performance-based vesting conditions, the "performance targets" shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement; and
(iii) all Performance Awards outstanding shall be earned and settled pursuant to the terms of the applicable Agreement.
(b) In the event a Change of Control occurs and outstanding awards are (i) impaired in value or rights, as determined solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), (ii) not assumed by a successor corporation or an affiliate thereof, or (iii) not replaced with an award or grant that, solely in the discretionary judgment of the Board (as constituted prior to the Change of Control), preserves the existing value of the outstanding awards at the time of the Change of Control:
(i) all Options and SARs to purchase or acquire shares of Common Stock of the Company shall immediately vest on the date of such Change of Control and become exercisable in accordance with the terms of the applicable Agreement;
(ii) the Restriction Period with respect to all awards shall immediately lapse or expire on the date of such Change of Control and, in the case of performance-based vesting conditions, the "performance targets" shall be achieved as determined pursuant to the terms of the applicable Agreement and such awards shall be settled pursuant to the terms of the applicable Agreement;
(iii) all Performance Awards outstanding shall be earned, shall immediately vest and shall be settled pursuant to the terms of the applicable Agreement; and
(iv) the Board (as constituted prior to the Change of Control) may, in its sole discretion, require outstanding awards to be surrendered (or deemed surrendered) to the Company by the holder, and to be immediately canceled by the Company, and to provide for the holder to receive a cash payment in an amount equal to (A) in the case of an option or an SAR, the aggregate number of shares of Common Stock then subject to the portion of such option or SAR surrendered (or deemed surrendered) multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change of Control, over the exercise price or base price per share of Common Stock subject to such option or SAR, (B) in the case of a Stock Award or a Performance Award denominated in shares of Common Stock, the aggregate number of shares of Common Stock then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change of Control, and (C) in the case of a Performance Award denominated in cash, the value of the Performance Award then subject to the portion of such award surrendered (or deemed surrendered) to the extent the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 6.9(b).
(c) The Board (as constituted prior to the Change of Control) shall have the sole and complete authority and discretion to decide any questions concerning the application, interpretation or scope of any of the terms and conditions of any Award or participation under the Plan in connection with a Change of Control, and their decisions shall be binding and conclusive upon all interested parties; and
(d) Other than as set forth above, the terms and conditions of all awards shall remain unchanged.
(e) Notwithstanding the provisions of this Section 6.9, the Committee may, in its discretion, take such other action with respect to Awards in connection with a Change of Control as it shall determine to be appropriate.
(f) If a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company occurs (as defined in Section 409A of the Code), Deferred Stock Units shall be settled on the date of such Change of Control by the delivery of shares of Common Stock to the extent permitted under Section 409A of the Code.
(g) A "Change of Control" shall be deemed to have taken place upon the occurrence of any of the following events:
(i) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates (as defined below)) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors in office at the time of such approval or recommendation who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) any such merger or consolidation after the consummation of which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) any such merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the Company's then outstanding securities; or
(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the

Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such transaction or series of transactions; or
(v) Notwithstanding the foregoing, with respect to an Award that is determined to be deferred compensation subject to the requirements of Section 409A of the Code, the Company will not make a payment upon the happening of a Change of Control unless the Company is deemed to have undergone a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 409A of the Code).
(h) For purposes of this Section 6.9, the following terms shall have the meanings indicated:
(i) "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.
(ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities that are properly filed on a Form 13-F.
(iii) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
6.10 Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the exercise or settlement of all or a portion of any award (other than awards of Incentive Stock Options, Nonqualified Stock Options and SARs) made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of Section 409A of the Code.
6.11 No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by or service with the Company or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the employment or service of any person at any time without liability hereunder.
6.12 Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.
6.13 Designation of Beneficiary. To the extent permitted by the Company, a holder of an award may file with the Company a written designation of one or more persons as such holder's beneficiary or beneficiaries (both primary and contingent) in the event of the holder's death or incapacity. To the extent an outstanding option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option or SAR pursuant to procedures prescribed by the Company. Each beneficiary designation shall become effective only when filed in writing with the Company during the holder's lifetime on a form prescribed by the Company. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding award held by such holder, to the extent vested or exercisable, shall be payable to or may be exercised by such holder's executor, administrator, legal representative or similar person.
6.14 Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
6.15 Foreign Employees. Without amending this Plan, the Committee may grant awards to eligible persons who are foreign nationals and/or reside outside the U.S. on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Affiliates operates or has employees.
6.16 Awards Subject to Clawback. The awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award shall be subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation the Knowles Corporation Policy on Recoupment of Incentive Compensation, as in effect from time to time,, and any clawback or recoupment policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by applicable law.
6.17 Section 409A.
(a) To the extent that the Committee determines that any award granted under the Plan is, or may reasonably be, subject to Section 409A of the Code, the Agreement evidencing such award shall incorporate the terms and conditions necessary to avoid the adverse consequences described in Section 409A(a)(1) of the Code (or any similar provision). To the extent applicable and permitted by law, the Plan and Agreements shall be interpreted in accordance with Section 409A and other interpretive guidance issued thereunder, including without limitation any other guidance that may be issued or amended after the date of grant of any award hereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any award is, or may reasonably be, subject to Section 409A, the Committee may, without the participant's consent, adopt such amendments to the Plan and the applicable Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A. Where applicable, the requirement that Awards constituting deferred compensation under Section 409A that are payable upon termination of a participant's employment or services not be paid prior to the participant's "separation from service" within the meaning of Section 409A are incorporated herein.
(b) In addition, and except as otherwise set forth in the applicable Agreement, if the Company determines that any award granted under this Plan constitutes, or may reasonably constitute, "deferred compensation" under Section 409A and the participant is a "specified employee" of the Company at the relevant date, as such term is defined in Section 409A(a)(2)(B)(i), then any payment or benefit resulting from such award that is scheduled to be paid on such participant's "separation from service" will be delayed until the first day of the seventh month following the participant's "separation from service" with the Company or its "affiliates" within the meaning of Section 409A (or following the date of participant's death, if earlier), with all payments or benefits due thereafter occurring in accordance with the original schedule.
(c) Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Affiliates shall be responsible for, or required to reimburse or otherwise make any participant whole for, any tax or penalty imposed on, or losses incurred by, any participant that arises in connection with the potential or actual application of Section 409A to any award granted hereunder.

APPENDIX B

Reconciliation of GAAP to Non-GAAP Financial Measures
The Company provides certain non-GAAP financial measures in this Proxy Statement that are not in accordance with, or alternatives for, generally accepted accounting principles in the United States. Our non-GAAP financial measure of adjusted earnings from continuing operations before interest and income taxes ("adjusted EBIT") represents income before (i) interest expense, (ii) tax expense (iii) stock-based compensation expense, (iv) intangibles amortization expense, (v) fixed asset and related inventory charges, (vi) restructuring charges, (vii) production transfer costs (one-time and duplicate costs incurred to migrate manufacturing to new or existing facilities) and (viii) other charges, primarily related to the resolution of customer claims for products no longer produced. The GAAP measure most directly comparable to adjusted EBIT is earnings from continuing operations. The Company believes that its presentation of non-GAAP financial measures is useful because it provides investors and securities analysts with the same information that the Company uses internally for purposes of assessing its core operating performance.

	Years Ended December 31,
(in millions)	2019	2018

Earnings from continuing operations	$49.7	$65.6
Interest expense, net	14.5	16.0
Provision for (benefit from) income taxes	16.6	(4.5)
Earnings from continuing operations before interest and income taxes	80.8	77.1
Stock-based compensation expense	25.2	27.0
Intangibles amortization expense	7.0	6.5
Impairment charges	—	—
Restructuring charges	6.0	2.1
Production transfer costs (1)	2.3	2.6
Other (2)	5.6	1.9
Adjusted earnings from continuing operations before interest and income taxes	$126.9	$117.2

(1) Production transfer costs represent duplicate costs incurred to migrate manufacturing to facilities primarily in Asia.

(2)
In 2019, Other expenses of $4.4 million represent expenses related to shareholder activism and the remaining Other expenses relate to the acquisition of the ASIC Design Business by the Audio segment and the acquisition of DITF Interconnect Technology, Inc. by the Precision Device segment.

B-1

KNOWLES CORPORATION
1151 MAPLEWOOD DR
ITASCA, IL 60143

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E96901-P35026

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KNOWLES CORPORATION

1. Election of directors

Nominees	**For**	**Against**	**Abstain**
1a. Keith L. Barnes	☐	☐	☐
1b. Hermann Eul	☐	☐	☐
1c. Donald Macleod	☐	☐	☐
1d. Jeffrey S. Niew	☐	☐	☐
1e. Cheryl Shavers	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020.	☐	☐	☐
3. Non-binding, advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote EVERY YEAR on the following proposal:	**Every Year**	**Every 2 Years**	**Every 3 Years**	**Abstain**
4. Non-binding, advisory vote on the frequency of future advisory votes to approve our named executive officer compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
5. Approval of the Amended and Restated Knowles Corporation 2018 Equity and Cash Incentive Plan.	☐	☐	☐

NOTE: The Proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]　　Date

Signature (Joint Owners)　　Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E96902-P35026

KNOWLES CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
ON APRIL 28, 2020 at 9:15 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Jeffrey S. Niew, John S. Anderson and Robert J. Perna and each of them, as proxies, each with full power of substitution and revocation and authorize(s) each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of KNOWLES CORPORATION, that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders of Knowles Corporation to be held at 9:15 AM local time on April 28, 2020, at the Sofitel Chicago Magnificent Mile, 20 East Chestnut St., Chicago, IL 60611, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as directed herein. If no direction is given, this proxy will be voted FOR the election of each of the five director nominees listed on the reverse side, FOR proposals 2, 3 and 5, and EVERY YEAR for proposal 4. This proxy revokes any previously executed proxy with respect to all proposals that properly come before the Annual Meeting.

(Continued, and to be marked, dated and signed, on the other side)